Exhibit 10.19

barclays 745 Seventh Avenue New York, New York 10019	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED BANK OF AMERICA, N.A. One Bryant Park New York, New York 10036

PERSONAL AND CONFIDENTIAL

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

405 Park Avenue, 15th Floor

New York, New York 10022

Attention: Brian Jones

Commitment Letter

Ladies and Gentlemen:

The RCS Companies (as defined below) have advised Barclays Bank PLC (“Barclays”), Bank of America, N.A. (“Bank of America”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any of its designated affiliates, “Merrill Lynch” and together with Barclays and Bank of America, the “Commitment Parties,” “we” or “us”) that RCS Capital Corporation, a Delaware corporation (“Borrower”), intends to acquire (the “Merger”) directly or indirectly through Clifford Acquisition, Inc. a Delaware corporation and a newly-formed, wholly-owned subsidiary of Borrower (“Merger Sub”) all of the equity interests of Cetera Financial Holdings, Inc. (the “Target”) pursuant to the Merger Agreement) as defined in Exhibit B attached hereto). For the purposes of this Commitment Letter and the Fee Letter, (i) “RCAP Holdings” means RCAP Holdings, LLC, a Delaware limited liability company, (ii) “First Allied” means First Allied Holdings Inc., a Delaware corporation and a direct, wholly-owned subsidiary of RCAP Holdings, (iii) “RCS Management” means RCS Capital Management, LLC, a Delaware limited liability company, (iv) the “RCS Companies” or “you” mean the Borrower, RCS Management, RCAP Holdings and First Allied and (v) the “Companies” mean the RCS Companies and the Target. This Commitment Letter, together with Exhibits and Schedules hereto, shall be referred to as the “Commitment Letter”. The “Transactions” shall mean the collective reference to the entry into and initial funding under the Facilities (as defined in Exhibit A), the Merger, the Equity/Debt Contribution (as defined below), the Refinancing (as defined below) and the payment of fees and expenses in connection with the foregoing. The “Refinancing” refers to the repayment in full and termination of (i) the existing credit agreement of the Target (the “Target Existing Credit Agreement”), (ii) the existing credit agreement of RCAP Holdings (the “RCAP Holdings Existing Credit Agreement”) and (iii) the existing credit agreement of First Allied (the “First Allied Existing Credit Agreement” and together with the Target Existing Credit Agreement and the RCAP Holdings Existing Credit Agreement, the “Existing Credit Agreements”). The “Closing Date” shall mean the date of the initial funding of the Facilities (whether on the date of the Acquisition Closing Date (as defined below) or the Escrow Funding Date (as defined below)), subject to the conditions to such funding set forth herein. The “Acquisition Closing Date” means the date the Merger shall have been consummated.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

You have also advised us that the total cost of the Merger (and related fees, commissions and expenses, collectively, “Transaction Costs”) and the Refinancing and the working capital requirements of the Companies after consummation of the Merger will be financed from (I) the Facilities, (II) cash proceeds of investments in Borrower from Luxor Capital Group, management of the Borrower or other investors that are reasonably satisfactory to the Arrangers (which investments (x) shall be in the form of (A) common stock or convertible preferred stock (the “Convertible Preferred Stock”) and (B) is otherwise be on the terms set forth in Exhibit D (in the case of common stock) and Exhibit E (in the case of the Convertible Preferred Stock); provided that if the Convertible Preferred Stock is not afforded 100% equity treatment by both Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), such investments shall be instead in the form of Series D Preferred Stock (which Series D Preferred Stock shall be on the terms set forth on Exhibit F (the “Series D Preferred Stock”) (the “Series D Substitution”) and (y) if not within the meaning of immediately preceding clause (x), shall (i) have no amortization or mandatory prepayment or offer to purchase events, (ii) be in an aggregate principal amount that does not exceed the lesser of (x) $120.0 million and (y) an amount such that, when taken together with the Term Facilities (as defined in Exhibit A) and any Permitted Securities referred to in clause (B) of the definition thereof, does not exceed $820.0 million and (iii) if as of the Acquisition Closing Date on a pro forma basis for the consummation of the Transactions and, to the extent consummated on or prior to the Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition (as defined in Exhibit B) and any acquisition of Target 1 (as defined in Exhibit B) and Target 2 (as defined in Exhibit B), the Borrower shall have corporate ratings or the First Lien Facilities shall have facility ratings of less than, in either case, B2 (stable) from Moody’s and B (stable) from S&P (any such situation, a “Ratings Deficiency”), be restructured into (X) Convertible Preferred Stock if the Convertible Preferred Stock is afforded 100% equity treatment from Moody’s and S&P (such restructuring, the “Convertible Restructuring”), but (Y) if after giving effect to the Series D Substitution (if any) and the Convertible Restructuring (if any), there is a Ratings Deficiency or the Convertible Preferred Stock is not afforded 100% equity treatment by Moody’s and S&P, Series D Preferred Stock) and (iv) be subordinated debt securities on terms set forth in Exhibit G) in an amount that generates gross proceeds of not less than $380.0 million (the “Equity/Debt Contribution”) and (III) cash on hand of no less than $130.0 million at the RCS Companies (prior to giving effect to the Facilities or the Equity/Debt Contribution). It is further agreed that, without derogation of the provisions of clause (ii) of the second paragraph of Section 3 hereof, the receipt of ratings is not a condition precedent to the funding of the Facilities on the Closing Date.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

1.          Commitments and Agency Roles

You hereby appoint (i) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent for the First Lien Facilities (in such capacity, the “First Lien Administrative Agent”) and collateral agent (in such capacity, the “First Lien Collateral Agent”) and (ii) Bank of America to act, and Bank of America hereby agrees to act, as sole and exclusive administrative agent for the Second Lien Facility (in such capacity, the “Second Lien Administrative Agent” and together with the First Lien Administrative Agent, the “Administrative Agents”) and collateral agent (in such capacity, the “Second Lien Collateral Agent” and together with the First Lien Collateral Agent, the “Collateral Agents”). You hereby appoint Barclays and Merrill Lynch to act, and Barclays and Merrill Lynch hereby agree to act, as (i) joint lead arrangers and joint bookrunners for the First Lien Facilities (in such capacities, the “First Lien Arrangers”) and (ii) joint lead arrangers and joint bookrunners for the Second Lien Facility (in such capacities, the “Second Lien Arrangers” and together with the First Lien Arrangers, the “Arrangers”). Each of the Arrangers, the Administrative Agents and the Collateral Agents will have the rights and authority customarily given to financial institutions in such roles. You agree that no other joint bookrunners, arrangers, agents or managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Facilities unless you and the Arrangers shall so agree; provided that, to the extent agreed among the RCS Companies and the Commitment Parties, on or prior to the date which is 15 business days after the date of your acceptance of this Commitment Letter, you may appoint one additional joint bookrunner, arranger, agent or manager for the Facilities that is reasonably acceptable to each of the Arrangers that commits (or causes its lending affiliate to commit) to no more than 1/3 of the Facilities (such commitment to be on a pro rata basis across the Facilities) on the terms set forth in this Commitment Letter and the Fee Letter applicable to Commitment Parties, and award such joint bookrunner, arranger, agent or manager titles in a manner and with economics set forth in the immediately succeeding proviso (it being understood that, to the extent you appoint any additional joint bookrunner, arranger, agent, or manager or confer other titles in respect of such Facility, then, notwithstanding anything in Section 3 to the contrary, the commitments of the Commitment Parties in respect of the Facilities, in each case pursuant to and in accordance with this proviso, will be permanently reduced by the amount of the commitments of such appointed entity (or its relevant affiliate) in respect of the Facilities, with such reduction allocated to reduce the commitments of the Commitment Parties in respect of the Facilities at such time (excluding any Commitment Party that becomes a party hereto pursuant to this proviso) on a pro rata basis according to the respective amounts of their commitments, upon the execution by such financial institution (and any relevant affiliate) of customary joinder documentation and, thereafter, each such financial institution (and any relevant affiliate) shall constitute a “Commitment Party” and/or “Arranger” hereunder); provided, further, that, in connection with the appointment of joint bookrunner, arranger, agent or manager in accordance with the immediately preceding proviso, (a) the aggregate economics allocated to such additional joint lead bookrunner, arranger, agent and manager (and its affiliates) respect of the Facilities shall not exceed 1/3 of the total economics which would otherwise be allocated to the Commitment Parties in respect of the Facilities pursuant to the Commitment Letter and the Fee Letter (exclusive of any fees payable to the Administrative Agents in their capacities as such) and (b) such bookrunner, arranger, agent or manager (or its relevant affiliate) shall assume a proportion of the commitments with respect to the Facilities that is equal to the proportion of the economics allocated to such bookrunner, arranger, agent or manager (or its relevant affiliate) on the terms set forth in this Commitment Letter and the Fee Letter; provided that notwithstanding anything in the previous two provisos to the contrary, such commitments shall be allocated ratably across the Facilities; provided further that in no event shall any of the Companies or their respective affiliates be a bookrunner on the Facilities (but may, with the consent of the Commitment Parties be listed as a co-manager with respect thereto but without the receipt of any fees under the Fee Letter).

Each of Barclays and Bank of America is pleased to advise you of its commitment to provide 50% of each of the Facilities, in each case on the terms and subject to the conditions set forth in this Commitment Letter and the Fee Letter; provided that the commitment of each of Barclays and Bank of America (x) for the First Lien Term Facility (as defined in Exhibit A) will be reduced ratably to the extent the First Lien Term Facility is reduced under “Amount of Facilities” in Exhibit A hereto and (y) for the Second Lien Facility will be reduced ratably by the liquidation preference, aggregate principal amount and/or, if common stock, gross proceeds, in each case, of any Permitted Securities issued in accordance with the first paragraph of Section 3 below. The commitments of Barclays and Bank of America hereunder are several and not joint. It is hereby agreed and understood that (i) Barclays shall act as the “lead left” Arranger with respect to the First Lien Facilities and shall have “left” placement in any and all marketing materials or other documentation used in connection with any of the First Lien Facilities and shall hold the leading roles and responsibilities conventionally associated with such “left” placement and (ii) Merrill Lynch shall act as the “lead left” Arranger with respect to the Second Lien Facility and shall have “left” placement in any and all marketing materials or other documentation used in connection with the Second Lien Facility and shall hold the leading roles and responsibilities conventionally associated with such “left” placement.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

Our fees for services related to the Facilities are set forth in a separate fee letter (the “Fee Letter”) between you and us entered into on the date hereof. As consideration for the execution and delivery of this Commitment Letter by us, you agree to pay the fees and expenses set forth in Exhibit A and in the Fee Letter as and when payable in accordance with the terms hereof and thereof. You agree that no other titles will be awarded and no compensation will be paid (other than as expressly contemplated by this Commitment Letter and the Fee Letter) in connection with obtaining a Lender’s commitment to any of the Facilities unless you and we shall so agree. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

2.          Conditions Precedent

Our commitments hereunder and our agreements to perform the services described herein are subject solely to the following conditions: (i) since the date of this Commitment Letter, there shall have been no event, change, effect or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect (as defined in the Merger Agreement as of the date hereof) and (ii) the conditions set forth in Exhibit B and under the heading “Conditions Precedent to Funding on the Acquisition Closing Date” in Exhibit A; provided that on the Escrow Funding Date, the conditions to the funding under the Term Facilities on the Escrow Funding Date shall be subject only to the satisfaction of the Escrow Funding Date Conditions and the Escrow Requirements.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Loan Documents (as defined in Exhibit B) or any other letter agreement between you and us concerning the financing of the Transactions to the contrary, (i) the only representations the accuracy of which will be a condition to the availability of the Facilities on the Closing Date will be (a) the representations made by or with respect to the Target in the Merger Agreement that are material to the interests of the Lenders (as defined in Exhibit A) (but only to the extent that the breach of such representations and warranties would permit you not to close the Merger or to terminate the Merger Agreement) (the “Target Representations”) and (b) the Specified Representations (as defined below); provided that if the Closing Date occurs on the Escrow Funding Date the only representations that shall be required to be made shall be (A) the Specified Escrow Representations (as defined below) and (B) the representations to be contained in the Escrow Agreement and (ii) the terms of the Loan Documents (as defined in Exhibit B) will be in a form such that they do not impair the availability of the Facilities on the Closing Date if all conditions set forth herein are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, by intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or by the delivery of stock certificates) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest will not constitute a condition precedent to the availability of the Facilities on the Closing Date but you will agree to perfect such security interest no later than 90 days after the Closing Date (or such later date that the Administrative Agent shall agree to) pursuant to arrangements to be mutually agreed upon prior to the Closing Date); provided that if the Escrow Funding Date shall occur, other than for the collateral as contemplated by clause (c) of the definition of Escrow Requirements, no such intended collateral shall be provided until the Acquisition Closing Date. For purposes hereof (a) “Specified Representations” means the representations and warranties referred to in Exhibit A relating to organization, requisite power and authority to enter into the Loan Documents, qualification; due authorization, execution and delivery and enforceability of the Loan Documents; no conflicts with organizational documents, applicable law; Investment Company Act; margin stock; Acquisition Closing Date solvency on a pro forma basis after giving effect to the Transactions and, to the extent consummated on or prior to the Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition and any acquisition of Target 1 and Target 2; senior indebtedness; Patriot Act; Foreign Corrupt Practices Act, Office of Foreign Assets Control; and, subject to the above, creation, validity and perfection of security interests and (b) “Specified Escrow Representations” means the representations and warranties referred of the type referred to in Exhibit A relating to organization, requisite power and authority to enter into the Escrow Documents (as defined below) and the Loan Documents to be entered into on the Escrow Funding Date, qualification; due authorization, execution and delivery and enforceability of the Escrow Documents and the Loan Documents to be entered into as of the Escrow Funding Date; no conflicts with organizational documents, applicable law; Investment Company Act; margin stock; Escrow Funding Date solvency of Funding Corp (assuming for such purposes that Funding Corp holds the Escrow Account, the funds therein and is liable under the Term Facilities and the Escrow Documents); Patriot Act; Foreign Corrupt Practices Act, Office of Foreign Assets Control; and, subject to the above, creation, validity and perfection of security interests.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

3.          Syndication

The Arrangers intend and reserve the right to syndicate the Facilities to the Lenders (as such term is defined in Exhibit A) provided that, unless otherwise agreed by you, no such syndication to such Lenders prior to the Closing Date will reduce or release any Commitment Party’s obligation to fund its commitment in accordance with the terms hereof in the event any such Lender shall fail to do so on the Closing Date. The Arrangers will lead the syndication, including determining the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letter, and will in consultation with you determine the final commitment allocations. The RCS Companies agree to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Companies and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier of (a) 90 days following the Closing Date and (b) the “successful syndication” (as defined in the Fee Letter) of the Facilities (such earliest date as between clauses (a) and (b), the “Syndication Date”), you will not, and agree to use commercially reasonable efforts to ensure that the Target and its subsidiaries will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in material discussions concerning the syndication or issuance of, any debt facility or any debt security of any of the Companies or any of their respective subsidiaries, including any renewal or refinancing of any existing debt facility or debt security, in each case without the prior written consent of the Arrangers (other than (i) the Facilities in connection with the syndication thereof contemplated hereby, (ii) the issuance of Permitted Securities (as defined below) pursuant to an engagement letter between the Borrower and investment banks reasonably acceptable to the Commitment Parties (where such investment banks act in the roles and are paid the fees set forth in such engagement letter), (iii) the issuance of any securities that constitute any portion of the Equity/Debt Contribution and (iv) the repayment and termination of the Existing Credit Agreements on or prior to the Acquisition Closing Date); provided that Permitted Securities consisting of securities within the meaning of (x) clause (A) of the definition thereof are issued within 30 days of the date hereof and (y) clause (B) of the definition thereof are issued within 14 days of the date hereof. “Permitted Securities” means either (A) common equity securities of the Borrower or preferred equity securities of the Borrower that are convertible into common equity of the Borrower, in each case, that (a) are no more favorable to the holders thereof than the terms set forth in clause (x) of the definition of Equity/Debt Contribution and (b) do not contain covenants, events of default or change of control events that are more onerous than those applicable to any Facility and/or (B) unsecured and unguaranteed debt securities of the Borrower convertible into common equity that (a) mature at a date no earlier than 7 years and 6 months after the Closing Date, (b) have no amortization or mandatory prepayment or offer to purchase events, (c) pay no interest (other than pay in kind interest) and (d) contain no covenants, events of default or change of control events that are more onerous than those applicable to any Facility, in each case issued in connection with the Merger; provided that not more than $150 million in aggregate principal amount, liquidation preference or (to the extent (and only with respect to the portion of) the Permitted Securities constitute common stock), gross proceeds in total for all such Permitted Securities taken together may be issued pursuant to the immediately preceding clause (ii). For the avoidance of doubt, the Permitted Securities shall in no event comprise any portion of the Equity/Debt Contribution.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

The RCS Companies agree to, and agree to use commercially reasonable efforts to cause the Target to, cooperate with, and provide information reasonably required by, the Arrangers in connection with all syndication efforts, including: (i) preparing, as soon as practicable after the date of this Commitment Letter, a customary information memorandum (the “Confidential Information Memorandum”) and other customary presentation materials (collectively with such Confidential Information Memorandum, “Facilities Marketing Materials”) reasonably acceptable in form and content to the Arrangers regarding the business, operations, financial projections and prospects of Borrower and Target (including the financial information and projections described in Exhibit B) including without limitation the delivery of all information relating to the Transactions and, to the extent provided by the sellers of the entities being sold therein, the Pending Acquisitions, the Scholastic Acquisition and Target 1 and Target 2 prepared by or on behalf of any of the Companies that the Arrangers deem reasonably necessary to complete the syndication of the Facilities; provided that the RCS Companies shall cause all financial statements and other information the Arrangers shall reasonably require for the Facilities Marketing Materials to be delivered to the Commitment Parties on or before May 16, 2014 (the “Marketing Materials Information Delivery Requirement”) to (ii) using commercially reasonable efforts to obtain from Moody’s and S&P, prior to the launch of the general syndication, a corporate family rating of Borrower and a credit rating for the Facilities; provided that in any event you agree to prepare materials for and meet in person with Moody’s and S&P no later than 30 days following the date hereof; (iii) arranging for direct communications with prospective Lenders in connection with the syndication of the Facilities (including without limitation direct contact between appropriate senior management, representatives and advisors of the RCS Companies (and using commercially reasonable efforts to cause direct contact with appropriate senior management, representatives and advisors of the Target) and participation of such persons in such meetings); and (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers one or more meetings with prospective Lenders. You agree that each Arranger has the right to place advertisements in financial and other newspapers at its own expense describing its services to you, subject to prior written approval of the Borrower, which approval will not be unreasonably withheld or delayed.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

You will be solely responsible for the contents of the Facilities Marketing Materials and all other information, documentation or other materials delivered to us in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof. The information regarding the Facilities and other information provided by the RCS Companies, the Target or their respective representatives to the Arrangers in connection with the Facilities (including without limitation draft and execution versions of the Loan Documents, such information memorandum, such presentation and financial statements) may be disseminated to potential Lenders and other persons or entities through one or more Internet sites (including an Intralinks or SyndTrak workspace) created for purposes of syndicating the Facilities or otherwise in accordance with the Arrangers’ standard syndication practices (including hard copy and via electronic transmissions), which will contain a customary confidentiality legend.

You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist in the preparation of an additional version of the Facilities Marketing Materials that does not contain material non-public information concerning the Companies, the Target or their respective subsidiaries or affiliates or your or its respective securities (collectively, “MNPI”) which is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arranger for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Facilities. Before distribution of any Facilities Marketing Materials in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of information that does not contain MNPI (the “Public Information Materials”) to Public Lenders and confirming the absence of MNPI therein. The Confidential Information Memorandum provided to Lenders and prospective Lenders will be accompanied by a disclaimer exculpating us, the RCS Companies, the Target and their respective subsidiaries and affiliates with respect to any misuse thereof and of any related materials by the recipients thereof. In addition, at the Arrangers’ reasonable request, you will identify Public Information Materials by marking the same as “PUBLIC” and you agree that we will be entitled to treat any information that is not specifically labeled as “PUBLIC” as not being suitable for posting to Public Lenders.

It is agreed that, without derogation of any provision of paragraph 6 of Exhibit B, neither the commencement nor the completion of the successful syndication of the Facilities prior to the initial funding under the Facilities will be a condition to the Commitment Parties’ commitments hereunder or a condition to availability of the Facilities on the Closing Date.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

4.          Information

You represent, warrant and covenant that (i) all written information (other than Projections (as defined below) and other forward looking information and information of a general economic or industry specific nature) that has been or will be made available to any Arranger, any of the Commitment Parties, the Lenders or any of their respective affiliates involved in the transactions directly or indirectly by or on behalf of any of the Companies in connection with the Transactions, the Pending Acquisitions, the Scholastic Acquisition and Target 1 and Target 2 is and will be, when furnished and when taken as a whole, complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made and (ii) the projections (the “Projections”) and other forward-looking information that have been or will be made available directly or indirectly to any Arranger, any of the Commitment Parties, the Lenders or any of their respective affiliates by or on behalf of any of the Companies have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable when made and when made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates; it being understood that the Projections are as to future events, are not to be viewed as facts, and are subject to significant uncertainties and contingencies, many of which are beyond your control and that actual results may vary materially from the Projections. You agree that if at any time prior to the Syndication Date any of the representations in the preceding sentence would be incorrect if made at such time, then you will promptly supplement, or cause to be supplemented, the information and projections so that such representations will be correct in the light of the circumstances in which such statements are made. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.          Indemnification

To induce us to enter into this Commitment Letter and the Fee Letter and to provide the services described herein, you hereby agree to indemnify upon demand and hold harmless the Administrative Agents, the Collateral Agents, each Arranger, and each other agent or co-agent (if any) with respect to the Facilities, each Lender (including in any event each Commitment Party) and their respective affiliates and each partner, trustee, shareholder, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses (including reasonable, documented and invoiced out-of-pocket legal expenses of one main firm of counsel for all such Indemnified Persons, taken as a whole, one local counsel for all such Indemnified Persons, taken as a whole, in each relevant jurisdiction, one specialty counsel in each relevant specialty area to all such Indemnified Persons, taken as a whole, and, in the event of a conflict of interest among Indemnified Persons, additional counsel to the affected Indemnified Persons), joint or several, of any kind or nature whatsoever that may be brought or threatened by any of the Companies or any of the Guarantors (as defined in Exhibit A), any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person (whether or not any Indemnified Person is a party to such action, suit, proceeding or claim) as a result of or arising out of or in any way related to or resulting from the Merger, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and, upon demand, to pay and reimburse each Indemnified Person for any reasonable and documented reasonable and documented out-of-pocket legal expenses of one main firm of counsel for all such Indemnified Persons, taken as a whole, one local counsel for all such Indemnified Persons, taken as a whole, in each relevant jurisdiction, one specialty counsel in each relevant specialty area to all such Indemnified Persons, taken as a whole, and, in the event of a conflict of interest among Indemnified Persons, additional counsel to the affected Indemnified Persons or other out-of-pocket expenses legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit proceeding (including any inquiry or investigation) or claim (including without limitation in connection with the enforcement of the indemnification obligations set forth herein), whether or not any Indemnified Person is a party to any action, suit, proceeding or claim out of which any such expenses arise; provided that you will not have to indemnify an Indemnified Person against any claim, loss, damage, liability or expense to the extent the same resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Indemnified Person (as defined below) of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment), (ii) a material breach by such Indemnified Person of this Commitment Letter by such Indemnified Person or any Related Indemnified Person of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) any proceeding that does not involve an act or omission by the Companies or any of their respective affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than against an Indemnified Person in its capacity as an arranger or an agent under a Facility). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent the same resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any Related Indemnified Person of such Indemnified Person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate or controlling person in this sentence pertains to a controlled affiliate or controlling person involved in the negotiation or syndication of this Commitment Letter and the Facilities

You shall not be liable for any settlement of any proceeding effected without your consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final judgment by a court of competent jurisdiction any such proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 5.

Your indemnity and reimbursement obligations under this Section 5 will be in addition to, but without duplication of, any liability which you may otherwise have and will be binding upon and inure to the benefit of the successors, assigns, heirs and personal representatives of you and the Indemnified Persons.

None of us, any other Indemnified Person or the Companies will be responsible or liable to any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of the Merger, this Commitment Letter, the Fee Letter, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities; provided that nothing in this paragraph shall be in derogation of your indemnification obligations set forth in the prior paragraphs of this Section 5.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

If the Closing Date shall occur, the foregoing indemnification provisions of this Section 5 shall, to the extent the Loan Documents cover this provisions of this Section 5, be superseded from and after the Closing Date by the indemnification provisions of the Loan Documents.

6.          Assignments

This Commitment Letter may not be assigned by you without the prior written consent of each Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including your equity holders, employees or creditors) other than the parties hereto (and any Indemnified Person to the extent provided in Section 5 above). Any Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to (i) any of its affiliates and (ii) with the Borrower’s prior written consent (not to be unreasonably withheld or delayed) additional arrangers or any Lender; provided that other than with respect to an assignment to an additional Commitment Party pursuant to the first paragraph of Section 1 of this Commitment Letter, unless agreed by the Borrower in writing, (a) such Commitment Party shall not be relieved, released or novated from its obligations hereunder (including its obligation to fund its commitments on the Closing Date on the date of the consummation of the Merger) in connection with any syndication, assignment or participation of its commitments to any such additional arrangers or any such Lender until after the Closing Date has occurred, (b) no assignment or novation to any such additional arrangers or any such Lender prior to the Closing Date shall in either case become effective with respect to all or any portion of such Commitment Party’s commitments until after the funding of such commitments on the Closing Date and (c) in the event of such a syndication, participation to or assignment prior to the Closing Date, such Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

7.          USA PATRIOT Act Notification

The Commitment Parties notify you, Merger Sub, the Target and the Guarantors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, supplemented or modified from time to time, the “Patriot Act”) they and each Lender may be required to obtain, verify and record information that identifies you, Merger Sub, the Target and the Guarantors, including the name and address of each such Person and other information that will allow the Commitment Parties and each Lender to identify the you, Merger Sub, the Target and the Guarantors in accordance with the Patriot Act and other applicable “know your customer” and anti-money laundering rules and regulations. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

8.          Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship

Please note that this Commitment Letter, the Fee Letter and any written or oral communications provided by any Commitment Party, any Arranger or any of their respective affiliates in connection with the Transactions are exclusively for the information of your respective boards of directors or boards of managers and senior management and may not be disclosed to any other person or entity or circulated or referred to publicly without our prior written consent except, after providing written notice (to the extent such notice is permitted to be given under applicable law) to the Commitment Parties and with appropriate redactions as requested by any Commitment Party, pursuant to applicable law or compulsory legal process; provided that we hereby consent to your disclosure of (i) this Commitment Letter and the Fee Letter and such communications to any of the RCS Companies’ respective officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, the Fee Letter and such communications confidential, (ii) this Commitment Letter and the information contained herein, and the Fee Letter and the information contained therein (redacted in form reasonably acceptable to you and us) to the Target and its officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the Fee Letter and the information contained herein and therein confidential, (iii) after your acceptance of this Commitment Letter, this Commitment Letter in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges, (iv) in connection with any public filing relating to the Transactions, this Commitment Letter and the aggregate fee amounts in the Fee Letter as part of projections, pro forma information or a generic disclosure of sources and uses for the Transactions, (v) this Commitment Letter to rating agencies in connection with the Transactions and (vi) this Commitment Letter and the information contained herein, and the Fee Letter and the information contained therein (redacted in form reasonably acceptable to you and us) to the providers of the Equity/Debt Contribution and their respective officers, directors, agents and advisors who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter and the Fee Letter and the information contained herein and therein confidential.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transactions and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Commitment Parties agree to inform you promptly thereof prior to such disclosure to the extent practicable and not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors, officers, directors, advisors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to ratings agencies in connection with the Transactions or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be deemed to be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on the second anniversary of the date hereof.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

You acknowledge that the Commitment Parties and their respective affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Companies and other companies that may be the subject of the Transactions. In addition, the Commitment Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold positions in securities or indebtedness, or options thereon, of any of the Companies and other companies that may be the subject of the Transactions. The Commitment Parties and their respective affiliates will have economic interests that are different from or conflict with those of any or all of the Companies and any of their respective subsidiaries regarding the transactions contemplated hereby, and you acknowledge and agree that none of the Commitment Parties has any obligation to disclose such interests to you. You further acknowledge and agree that nothing in this Commitment Letter, the Fee Letter or the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and you, your equity holders or your affiliates, on the other hand, and you waive, to the fullest extent permitted by law, any claims you may have against any of the Commitment Parties and any of their respective affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letter) are arms’ length commercial transactions and that we are acting as principal and in our own best interests. You are relying on your own experts and advisors to determine whether the Transactions are in your best interests and are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated hereby. In addition, you acknowledge that we may employ the services of our affiliates in providing certain services hereunder and may exchange with such affiliates information concerning any of the Companies and other companies that may be the subject of the Transactions and such affiliates will be entitled to the benefits afforded to us hereunder. In addition, please note that Merrill Lynch has been retained by the Target as financial advisor (in such capacity, the “Financial Advisor”) to the Target in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor and/or its affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, Merrill Lynch’s and its affiliates’ relationships with you as described and referred to herein. You acknowledge that, in such capacity, the Financial Advisor may recommend that the Target not pursue or accept your offer or proposal for the Merger or advise the Target in other manners adverse to your interests. You further acknowledge that we shall not be imputed to have knowledge of confidential information provided to or obtained by Merrill Lynch in its capacity as financial advisor to the Target. In addition, please note that Barclays Capital Inc. has been retained by the RCS Companies as financial advisor (in such capacity, the “Buy-Side Financial Advisor”) to the RCS Companies in connection with the Merger. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

Consistent with the Commitment Parties’ respective policies to hold in confidence the affairs of Commitment Parties’ respective customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our respective affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.

Please note that the Commitment Parties and their respective affiliates do not provide tax, accounting or legal advice.

9.          Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions

Any right to trial by jury with respect to any action, suit, proceeding OR CLAIM arising in connection with or as a result of any matter referred to in thIS Commitment Letter or the Fee Letter is hereby IRREVOCABLY waived by EACH partY hereto. This Commitment Letter WILL be governed by and construed in accordance with the laws of the State of New York; provided that, (A) the interpretation of the definition of “COMPANY Material Adverse Effect” (and whether or not a COMPANY Material Adverse Effect has occurred), (B) the determination of the accuracy of any TARGET Representation and whether as a result of any inaccuracy thereof you or any of your affiliates have the right to terminate your obligations under or not to close the MERGER Agreement and (C) the determination of whether the MERGER HAS been consummated in accordance with the terms of the MERGER Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of DELAWARE, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County and (b) the United States District Court for the Southern District of New York, located in the Borough of Manhattan, and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter or the Transactions or the performance of services contemplated hereunder or under the Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or such Federal court, (ii) waives, to the fullest extent permitted by law, any objection that it shall now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, the Fee Letter, the Transactions or the performance of services contemplated hereunder or under the Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan. You agree, on behalf of your respective affiliates, that the foregoing provisions of this paragraph shall also apply to your respective affiliates to the same extent as to you, and the Commitment Parties’ several obligations hereunder are being made in reliance on the foregoing.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

This Commitment Letter is issued for your benefit only and no other person or entity (other than the Indemnified Persons to the extent provided in Section 5 above) may rely hereon.

The provisions of Sections 3, 5, 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or the Fee Letter, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are disbursed.

10.         Termination; Acceptance

Our commitments hereunder and our agreements to provide the services described herein will terminate upon the first to occur of (i) the consummation of the Merger, (ii) the abandonment or termination of the definitive documentation for the Merger, including the Merger Agreement and (iii) the Initial Drop Dead Date (or if the Merger Agreement has not been theretofore terminated and the Escrow Requirements and Escrow Funding Conditions are satisfied on any Escrow Funding Date pursuant to the provisions below, the Final Extended Drop Dead Date), unless in the case of each of clauses (i), (ii) and (iii), the closing of the Facilities has been consummated on or before such date on the terms and subject to the conditions set forth herein. The “Initial Drop Dead Date” is August 16, 2014. The “Final Extended Drop Dead Date” is October 16, 2014.

The “Escrow Funding Date Conditions” mean solely (a) the accuracy of the Specified Escrow Representations and the representations set forth in the Escrow Documents and (b) the conditions in paragraphs 2, 3, 4 (except that (A) only forms of guarantee, security agreements and the Intercreditor Agreement referred to in such paragraph 4 shall be required to be delivered but not executed, (B) the conditions in clauses (iii) (other than as contemplated by clause (c) of the definition of Escrow Requirements) and (v) of such paragraph 4 shall not be required to so satisfied) and (C) the solvency certificate referred to in clause (vi) of such paragraph 4 shall only relate to Funding Corp after giving effect to the transactions occurring on the Escrow Funding Date (assuming for purposes of such solvency certificate that Funding Corp holds the Escrow Account, the funds therein and is liable under the Term Facilities and the Escrow Documents)), 5, 6 and 7 of Exhibit B.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

The “Escrow Requirements” are that (a) the Borrower shall have formed a wholly owned subsidiary of Borrower as an escrow funding corporation in Delaware or another U.S. jurisdiction reasonably satisfactory to the Commitment Parties (such escrow funding corporation, “Funding Corp”) that has no assets other than the Escrow Account (as defined below) and the funds therein, is party to no agreements other than its charter and bylaws, the Escrow Documents and the Loan Documents comprising the credit agreements and is subject to no liabilities other than those in respect of the Term Facilities and the Escrow Documents, and the RCS Companies shall have obtained such consents and waivers as are necessary to establish the Funding Corp and have Funding Corp enter into and perform its obligations under the Escrow Documents, the Term Facilities and the Escrow Account, (b) Funding Corp and Escrow Agent (as defined below) shall have entered into a customary escrow agreement (which escrow agreement is in form and substance reasonably satisfactory to the Administrative Agents (the “Escrow Agreement”)) and Funding Corp shall have executed and delivered all officer’s and incumbency certificates and other similar ancillary documents reasonably and customarily required by the Escrow Agent in connection with the Escrow Agreement (together with the Escrow Agreement, the “Escrow Documents”), (c) pursuant to the Escrow Agreement, Funding Corp shall have granted to the Escrow Agent a valid, perfected and exclusive lien on the Escrow Account, the funds therein and all proceeds and products thereof, (d) Funding Corp shall have caused to be deposited (other than from the proceeds of the Term Facilities and the Equity/Debt Contribution or Permitted Securities) from the proceeds of an issuance (other than to one of the Companies) of common stock of the Borrower or RCAP Holdings or a cash equity contribution to Borrower or RCAP Holdings (other than from one of the Companies) an amount of cash equal to the Required Amount (as defined below) and the gross proceeds (net, for the avoidance of doubt, of the Closing Fees relating to the Term Facilities) of the Term Facilities, in each case into the Escrow Account, (e) an escrow agent reasonably satisfactory to Borrower and the Commitment Parties shall have been designated and shall agree to act in such capacity under the Escrow Agreement (the “Escrow Agent”) and (f) the Borrower shall have paid to the Commitment Parties in U.S. dollars in cash all Closing Fees (after giving effect to Section 3 of the Fee Letter prior to the Escrow Funding Date) and all fees under Section 1(c) of the Fee Letter. The “Required Amount” is the amount in cash in U.S. dollars equal to the sum of (x) all interest that would accrue from and including the Escrow Funding Date to and including the business day following Final Extended Drop Dead Date on the Term Facilities (after giving effect to any exercise of rights under Section 3 of the Fee Letter prior to the Escrow Funding Date), assuming a Eurodollar Rate period to be designated by the Commitment Parties and no prepayment or reduction of the Term Facilities, (y) premiums equal to 1% of the aggregate principal amount of the First Lien Term Facility and 2% of the aggregate principal amount of the Second Lien Facility (the “Break Premiums”) and (z) the fees that would be payable under Sections 1(a) and (b) of the Fee Letter on the Escrow Break Date (such amount to be calculated by the Administrative Agents and shall be conclusive absent manifest error).

After the Initial Drop Dead Date, the Commitment Parties may request that the Term Facilities (after giving effect to any exercise of rights under Section 3 of the Fee Letter) be funded, on the Escrow Funding Date, into an escrow account (the “Escrow Account”) that is subject to the exclusive dominion of the Escrow Agent. None of the Lenders (except if one of the Commitment Parties is acting as Escrow Agent, and then only in its capacity as such), any Company or any of their respective affiliates shall have any control over or right to access the Escrow Account or the funds therein. The “Escrow Funding Date” shall be a business day designated by the Commitment Parties after the Initial Drop Dead Date but prior to the Final Extended Drop Dead Date (which business day shall not be fewer than 10 business days after the request for escrow funding is made by the Commitment Parties) on which the Escrow Requirements and the Escrow Funding Date Conditions shall have been satisfied.

The amounts in the Escrow Account will only be released (i) subject to the satisfaction of the Borrower Release Conditions (as defined below), on the Acquisition Closing Date (the date of such release also referred to as the “Escrow Release Date”, provided that for the avoidance of doubt the Escrow Release Date shall only occur on the same date as the Acquisition Closing Date) to RCS Capital Corporation (in its capacity as Borrower under the Facilities) solely to be used for the purposes set forth in the first sentence of “Purpose/Use of Proceeds” in Exhibit A (the release referred to in this clause (i), the “Borrower Escrow Release”) and (ii) if the Escrow Release Date shall not have occurred on or prior to the Final Extended Drop Dead Date (A) to the Lenders on the business day following the Final Extended Drop Dead Date (the “Escrow Break Date”) in an amount sufficient to pay all principal, interest and Break Premiums on the Term Facilities and (B) to the Commitment Parties to pay the fees owing under Sections 1(a) and (b) under the Fee Letter on the Escrow Break Date and, to the extent any amounts remain in the Escrow Account after the payment of the amounts set forth in immediately preceding clauses (A) and (B) to (in the following order of priority) (x) first, the costs, expenses and customary fees of the Escrow Agent in connection with the transactions contemplated by the Escrow Agreement, (y) second, to the extent required to be reimbursed pursuant to the Fee Letter, the reasonable out of pocket expenses of the Commitment Parties in connection with any of the Transactions and (z) third, to the Borrower; provided that if clause (ii) applies, there shall be no conditions to such release and no action or agreement of any Company or any of its affiliates shall be required therefor.

January 16, 2014

RCS Capital Corporation

RCS Capital Management, LLC

RCAP Holdings, LLC

The “Borrower Release Conditions” mean (a) the condition in clause (i) of the first paragraph of Section 2 of the Commitment Letter, (b) the accuracy of the representations and warranties in the Loan Documents and the Target Representations, subject to the limitation set forth in Section 2 of the Commitment Letter, (c) the conditions in paragraphs 1, 4 (in the case of such paragraph 4, the credit agreements comprising part of the Loan Documents already delivered on the Escrow Funding Date shall not be required to be delivered again), 5 and 7 of Exhibit B and (d) the Borrower and Funding Corp shall have entered into such assumption documentation as shall be reasonably requested by the Commitment Parties in order for the Borrower to assume all of Funding Corp’s obligations under each of the credit agreements for the First Lien Facilities and the Second Lien Facility.

During the period from the Escrow Funding Date to the Escrow Release Date, RCS Capital Corporation shall provide to the Commitment Parties such financial statements as it is required to file with the Securities and Exchange Commission and any financial statements of Target the Target is required to deliver under the Merger Agreement.

Notwithstanding anything contained herein (A) the foregoing escrow provisions shall only be implemented at the request and election of the Commitment Parties after the Initial Drop Dead Date and none of the Companies nor any of their respective affiliates shall have the right to compel them to be implemented or for the Escrow Funding Date to occur and the RCS Companies agree not to bring or support any claim to the contrary, (B) from and after the Escrow Funding Date, the Commitment Parties shall have no obligation to provide the Term Facilities and (C) the Revolving Facility (as defined in Exhibit A) shall not be effective or available until the Acquisition Closing Date and the Borrower Escrow Release shall have occurred.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter at or before 9:30 a.m. New York City time on January 16, 2014, whereupon this Commitment Letter and the Fee Letter will become binding agreements between us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.

[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Vanessa Roberts
Name: Vanessa Roberts
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Samuel Baruch
Name: Samuel Baruch
Title: Director

BANK OF AMERICA, N.A.

By:	/s/ Samuel Baruch
Name: Samuel Baruch
Title: Director

Commitment Letter

ACCEPTED AND AGREED TO AS OF THE DATE FIRST WRITTEN ABOVE:

RCS CAPITAL CORPORATION

By:	/s/ Edward Michael Weil, Jr.
Name: Edward Michael Weil, Jr.
Title: President

RCS CAPITAL MANAGEMENT, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Managing Member

RCAP HOLDINGS, LLC

By:	/s/ William M. Kahane
Name: William M. Kahane
Title: Managing Member

Exhibit A

Summary of Terms and Conditions of the Facilities

This Summary of Terms and Conditions outlines certain terms and conditions of the Facilities.

Borrower:	RCS Capital Corporation, a Delaware corporation (the “Borrower”); provided that, for purposes of the Loan Documents and the Escrow Documents, if the Escrow Funding Date shall occur, the Borrower from and including the Escrow Funding Date until the Acquisition Closing Date shall be the Funding Corp (and from and after the Acquisition Closing Date shall be RCS Capital Corporation).

Guarantors:	All obligations under the Facilities and, subject to customary “excluded swap obligation” provisions with respect to guarantees of hedges, under any interest rate protection or other hedging arrangement or cash management agreements (“Hedging/Cash Management Arrangements”) entered into by any of the Companies (as defined below) or any of their respective subsidiaries, on the one hand, and an Agent, Arranger or Lender (as defined below) or any of their respective affiliates on the other hand (each a “Lender Counterparty”) will be unconditionally guaranteed (the “Guarantees”) by each of the Companies and each existing and subsequently acquired or organized direct or indirect domestic subsidiary of any of the Companies (other than any such subsidiary that (a) is the Borrower, (b) is a “broker dealer” under applicable law, (c) is a subsidiary that has no material assets other than the equity interests of one or more foreign subsidiaries that constitute “controlled foreign corporations” within the meaning of Section 957 of the U.S. Internal Revenue Code (a “CFC Holdco”)), (d) is prohibited under applicable law from providing a guarantee of the Facilities, (e) is an Immaterial Subsidiary (to be defined in a mutually acceptable manner) or (f) is acquired after the Acquisition Closing Date and that is prohibited by any contractual obligation in effect as of such date of acquisition from guaranteeing the Facilities, so long as such contractual obligation was not entered into in contemplation or anticipation of such acquisition), with the Companies and such subsidiaries (excluding the subsidiaries referred to in clauses (a) through (f) of the immediately preceding parenthetical phrase) in such capacity as providing such Guarantees referred to as the “Guarantors”. “RCAP Holdings” means RCAP Holdings, LLC, a Delaware limited liability company, (ii) “First Allied” means First Allied Holdings Inc., a Delaware corporation, (iii) “RCS Management” means RCS Capital Management, LLC, a Delaware limited liability company, (iv) the Target means Cetera Financial Holdings, Inc., (v) the “RCS Companies” mean the Borrower, RCS Management, RCAP Holdings and First Allied and (vi) the “Companies” mean the RCS Companies and the Target. It is understood and agreed that, if the Escrow Funding Date occurs, the Guarantees shall be required only upon the Escrow Release Date and not the Closing Date.

Exhibit A-1

Joint Bookrunners and Joint
Lead Arrangers:	Barclays Bank PLC (“Barclays”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), will act as joint bookrunners and joint lead arrangers for the First Lien Facilities (in such capacities, the “First Lien Arrangers”) and Merrill Lynch and Barclays will act as joint bookrunners and joint lead arrangers for the Second Lien Facility (in such capacities, the “Second Lien Arrangers” and together with the First Lien Arrangers, the “Arrangers”) and will perform the duties customarily associated with such roles.

First Lien Administrative Agent:	Barclays will act as sole and exclusive administrative agent (in such capacity, the “First Lien Administrative Agent”) and collateral agent (in such capacity, the “First Lien Collateral Agent”) for the Lenders under the First Lien Facilities and will perform the duties customarily associated with such roles.

First Lien Syndication Agent:	A financial institution identified by the Arrangers (in such capacity, the “First Lien Syndication Agent”).

Second Lien Administrative Agent:	Bank of America, N.A. (“Bank of America”) will act as sole and exclusive administrative agent (in such capacity, the “Second Lien Administrative Agent”) and collateral agent (in such capacity, the “Second Lien Collateral Agent”) for the Lenders under the Second Lien Facility and will perform the duties customarily associated with such roles.

Second Lien Syndication Agent:	A financial institution identified by the Arrangers (in such capacity, the “Second Lien Syndication Agent”).

Lenders:	Barclays, Bank of America and/or other banks, financial institutions and institutional lenders selected by the Arrangers in consultation with you (each, a “Lender” and, collectively, the “Lenders”).

Exhibit A-2

Amount of Facilities:	An aggregate of $725.0 million of senior secured bank financing consisting of:

(i) $550.0 million senior secured first lien term loan facility (the “First Lien Term Facility”); provided that (w) if the ICH Acquisition (as defined below) is abandoned or terminated prior to the Closing Date, the commitments of Barclays and Bank of America with respect to the First Lien Term Facility shall be automatically and without further action reduced by an aggregate principal amount of $15.0 million on a pro rata basis among Barclays and Bank of America, (x) if the Hatteras Acquisition (as defined below) is abandoned or terminated prior to the Closing Date the commitments of Barclays and Bank of America with respect to the First Lien Term Facility shall be automatically and without further action reduced by an aggregate principal amount of $31.0 million on a pro rata basis among Barclays and Bank of America and (y) if the Summit Acquisition (as defined below) is abandoned or terminated prior to the Closing Date, the commitments of Barclays and Bank of America with respect to the First Lien Term Facility shall be automatically and without further action reduced by an aggregate principal amount of $34.0 million on a pro rata basis among Barclays and Bank of America; provided further that if any of clause (w), (x) or (y) shall apply, if both of the Arrangers shall agree in their sole discretion, the Borrower may propose alternative acquisitions or sources of EBITDA to replace the Permitted Acquisition which is not to occur, and both the Arrangers, in their sole discretion, may determine not to so reduce the First Lien Term Facility if they are satisfied (in their sole discretion) with such alternatives (it being understood and agreed that the Arrangers shall not be required to (A) agree to any such alternative sources of EBITDA or (B) agree to not so reduce the First Lien Term Facility);

(ii) $25.0 million senior secured first lien revolving credit facility (the “Revolving Facility”, and together with the First Lien Term Facility, the “First Lien Facilities”); and

(iii) $150.0 million under a senior secured second lien term loan facility; provided that such amount shall be reduced by the liquidation preference, aggregate principal amount and/or, if common stock, gross proceeds, in each case, of any Permitted Securities issued in accordance with the first paragraph of Section 3 of the Commitment Letter (the “Second Lien Facility” and, together with the First Lien Term Facility, the “Term Facilities”; the Term Facilities and Revolving Facility are referred to as the “Facilities”).

Exhibit A-3

The “ICH Acquisition” refers to the acquisition the Borrower of Investors Capital Holdings, Ltd. (“ICH”) pursuant to that certain agreement and plan of merger by and among the Borrower, Zoe Acquisition, LLC and ICH, dated as of October 27, 2013 (the “ICH Acquisition Agreement”). The “Hatteras Acquisition” refers to the acquisition by the Borrower of Hatteras Investment Partners LLC, Hatteras Investment Management LLC, Hatteras Capital Investment Management, LLC, Hatteras Alternative Mutual Funds LLC, and Hatteras Capital Investment Partners, LLC (the “Hatteras Sellers”) pursuant to that certain asset purchase agreement by and among the Company, Scotland Acquisition, LLC, certain principals of the Hatteras Sellers and their subsidiaries, the Hatteras Sellers and David Perkins, dated as of October 1, 2013 (the “Hatteras Acquisition Agreement”). The “Summit Acquisition” refers to the acquisition by the Borrower of Summit Financial Services Group, Inc. (“Summit”) pursuant to that certain agreement and plan of merger by and among the Company, Dolphin Acquisition, LLC and Summit, dated as of November 16, 2013 (the “Summit Acquisition Agreement” and, together with the ICH Acquisition Agreement and the Hatteras Acquisition Agreement, the “Pending Acquisition Agreements”). The ICH Acquisition, the Hatteras Acquisition and the Summit Acquisition are collectively referred to as the “Pending Acquisitions”.

Purpose/Use of Proceeds:	The proceeds of the Term Facilities (and, if applicable, the Permitted Securities), when taken together with the Equity/Debt Contribution and cash on hand of at least $130.0 million at the RCS Companies (prior to giving effect to the Facilities and the Equity/Debt Contribution), will be used to fund the Merger, the Refinancing and any fees and expenses in connection therewith. Amounts available under the Revolving Facility will be used following the Acquisition Closing Date for permitted capital expenditures and permitted acquisitions, to provide for the ongoing working capital requirements of the Borrower and its subsidiaries following the Merger and for general corporate purposes; provided that on the Acquisition Closing Date, an amount of the proceeds of the Term Facilities necessary to repay all amounts outstanding under the notes listed under RCAP Holdings on Schedule 1 to the Commitment Letter shall be placed into escrow for repayment of such amounts on terms to be agreed. If the Escrow Funding Date occurs, the proceeds of the Term Facilities shall be funded into the Escrow Account and shall remain therein unless and until the Escrow Release Date shall occur.

Swing Line Loans:	At the Borrower’s option, a portion of the Revolving Facility to be mutually agreed upon may be made available as swing line loans by Barclays or another Lender acceptable to the Borrower and the First Lien Administrative Agent (the “Swing Line Lender”) on same-day notice. Any such swing line loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis and will bear interest at a rate per annum equal to the interest rate applicable to loans under the Revolving Facility bearing interest based upon the Base Rate. Each Lender under the Revolving Facility will acquire an irrevocable and unconditional pro rata participation in each Swing Line Loan.

The Loan Documents relating to the First Lien Facilities will contain customary provisions to protect the Swing Line Lender in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a mutually acceptable manner).

Exhibit A-4

Letters of Credit:	At the Borrower’s option, a portion of the Revolving Facility to be mutually agreed upon may be made available for the issuance of standby letters of credit (“Letters of Credit”) by Barclays or another Lender that agrees to act in such capacity and reasonably acceptable to the Borrower and the First Lien Administrative Agent (the “Issuing Bank”). The face amount of any outstanding Letters of Credit will reduce availability under the Revolving Facility on a dollar-for-dollar basis. No Letter of Credit will have an expiration date after the earlier of (i) one year after the date of issuance, unless the Issuing Bank otherwise agrees and (ii) 5 business days prior to the Maturity Date (as hereinafter defined) applicable to the Revolving Facility. Drawings under any Letter of Credit will be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Facility loans) on the next business day. Each Lender under the Revolving Facility will acquire an irrevocable and unconditional pro rata participation in each Letter of Credit.

The definitive documentation relating to the First Lien Facilities will contain customary provisions to protect the Issuing Bank in the event any Lender under the Revolving Facility is a Defaulting Lender.

Exhibit A-5

Incremental Facilities:	The Borrower will have the right, following the Acquisition Closing Date, to increase the amount of the First Lien Facilities by incurring (A) one or more incremental first lien term loan facilities (each, an “Incremental First Lien Term Facility”) or (B) increasing the Revolving Facility (an “Incremental Revolving Facility” and together with the Incremental First Lien Term Facilities, the “Incremental Facilities”) in an aggregate amount for all Incremental Facilities not to exceed $100.0 million; provided that (i) the Incremental Facilities will share pari passu with the First Lien Facilities in the collateral described below under “Collateral”, (ii) no existing Lender will be obligated to provide any portion of any Incremental Facilities, (iii) no default or event of default exists or would exist after giving effect thereto, (iv) on a pro forma basis for the most recent determination period, after giving effect to such Incremental Facility (and assuming any Incremental Revolving Facility is fully drawn) (A) the Total Leverage Ratio of the Companies on a consolidated basis (defined as total debt (net of unrestricted cash and cash equivalents of no greater than $50.0 million) to EBITDA) would be no greater than 0.25x less than such Total Leverage Ratio as of the Acquisition Closing Date after giving effect to the Transactions and, to the extent consummated on or prior to the Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition and any acquisition of Target 1 and Target 2 and (B) all financial covenants set forth in “Covenants—Financial covenants” below would be satisfied, (v)(a) the All-In Yield (as defined below) applicable to any such Incremental First Lien Term Facility will not be more than 50 basis points above the All-In Yield of the First Lien Term Facility unless the interest margin with respect to the First Lien Term Facility is increased by an amount equal to the difference between the All-In Yield with respect to the Incremental First Lien Term Facility less 50 basis points and the All-In Yield for the First Lien Term Facility; provided that, if any Incremental First Lien Term Facility includes a Eurodollar Rate or Base Rate floor that is greater than the Eurodollar Rate or Base Rate floor applicable to the First Lien Term Facility, such differential between interest rate floors shall be included in the calculation of All-In Yield for purposes of this clause (v)(a) but only to the extent an increase in the Eurodollar Rate or Base Rate floor applicable to the First Lien Term Facility would cause an increase in the interest rate then in effect thereunder, and in such case the Eurodollar Rate and Base Rate floors (solely with respect to such differential and not with respect to any other adjustment to the interest margins of the First Lien Term Facility required by this clause (v)(a), which shall still otherwise be made) applicable to the First Lien Term Facility shall be increased to the extent of such differential between interest rate floors, (b) the maturity date applicable to such Incremental First Lien Term Facility will not be earlier than the latest maturity date of the First Lien Term Facility, (c) the weighted average life to maturity of such Incremental First Lien Term Facility will not be shorter than the weighted average life to maturity of the First Lien Term Facility and (d) all other terms of such Incremental First Lien Term Facility, if not consistent with the terms of the First Lien Term Facility, will be reasonably satisfactory to the First Lien Administrative Agent and (vi) in the case of an Incremental Revolving Facility, such Incremental Revolving Facility will be documented solely as an increase to the commitments with respect to the Revolving Facility, without any change in terms. Any person participating in an Incremental Revolving Facility shall be approved (such approval not to be unreasonably withheld) by the Issuing Bank and Swing Line Lender.

“All-In Yield” means, as to any indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, a Eurodollar Rate or Base Rate floor or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (e.g. 100 basis points of original issue discount equals 25 basis points of interest rate margin for a four year average life to maturity); and provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees that are in each case not paid or payable generally to all lenders generally with respect to such indebtedness in the primary syndication of such indebtedness.

Availability:	Term Facilities: One drawing may be made under each of the Term Facilities on the Closing Date.

Exhibit A-6

Revolving Facility: Amounts available under the Revolving Facility may be borrowed, repaid and reborrowed after the Closing Date until the maturity date thereof.

Maturities:	The maturity date (the “Maturity Date”) of each of the Facilities will be as follows:

(i) First Lien Term Facility: fifth anniversary of the Closing Date; provided that the Loan Documents shall provide the right, following the Closing Date, for individual Lenders under the First Lien Term Facility to agree to extend the maturity date of their outstanding loans under the First Lien Term Facility upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under the First Lien Term Facility tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche);

(ii) Second Lien Facility: seventh anniversary of the Closing Date; provided that the Loan Documents shall provide the right, following the Closing Date, for individual Lenders under the Second Lien Facility to agree to extend the maturity date of their outstanding loans under the Second Lien Facility upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under the Term Facility tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche);

(iii) Revolving Facility: third anniversary of the Closing Date; provided that the Loan Documents shall provide the right, following the Closing Date, for individual Lenders to agree to extend the maturity date of their Revolving Facility commitments upon the request of the Borrower and without the consent of any other Lender (it being understood that each Lender under the Revolving Facility tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche).

Amortization:	The First Lien Term Facility will be payable in equal quarterly amounts equal to 1.0% per annum of the aggregate principal amount thereof originally funded, commencing on the last business day of the first full quarter following the Closing Date, with the remaining balance, together with all other amounts owed with respect thereto, payable on the maturity date of the First Lien Term Facility. No amortization will be required with respect to the Revolving Facility or the Second Lien Facility.

Exhibit A-7

Interest Rate:	All amounts outstanding under the Facilities will bear interest, at the Borrower’s option, at a rate per annum equal to:

(i) With respect to loans made under the Revolving Facility:

(a) the Base Rate plus an interest margin of 4.00% per annum; or

(b) the reserve adjusted Eurodollar Rate plus an interest margin of 5.00% per annum; and

(ii) With respect to loans made under the First Lien Term Facility:

(a) the Base Rate plus an interest margin of 4.00% per annum; or

(b) the reserve adjusted Eurodollar Rate plus an interest margin of 5.00% per annum;

(iii) With respect to loans made under the Second Lien Facility:

(a) the Base Rate plus an interest margin of 8.00% per annum; or

(b) the reserve adjusted Eurodollar Rate plus an interest margin of 9.00% per annum;

provided, that at no time will (A) the Base Rate be deemed to be less than (x) with respect to the First Lien Facilities, 2.00% per annum and (y) with respect to the Second Lien Facility, 2.25% per annum and (B) the reserve adjusted Eurodollar Rate be deemed to be less than (x) with respect to the First Lien Facilities, 1.00% per annum and (y) with respect to the Second Lien Facility, 1.25% per annum.

Beginning on the date of the first interest period occurring after the date on which the Borrower delivers to the Lenders financial statements for the first full fiscal quarter after the Closing Date, the applicable margin for the Revolving Facility will be subject to one 25 basis point step-down based on a first lien leverage ratio (first lien debt (net of up to $50 million of unrestricted cash and cash equivalents) to EBITDA) to be determined.

Exhibit A-8

As used herein, (i) “Base Rate” means a fluctuating rate per annum equal to the greatest of (x) the rate determined from time to time by Barclays as its prime rate in effect at its principal office in New York City, (y) the Federal Funds effective rate plus ½ of 1.0% and (z) the one-month reserve adjusted Eurodollar Rate plus 1.0% and (ii) “reserve adjusted Eurodollar Rate” means a fluctuating rate per annum equal to (x) the rate per annum determined by the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be, to be the offered rate appearing on the Reuters Screen LIBOR01 Page (or any substitute or successor page or service) for the applicable interest period, (y) if the rate in clause (x) above does not appear on such page or service or if such page or service is not available, the rate per annum determined by the First Lien Administrative Agent or the Second Lien Administrative Agent, as the case may be, to be the offered rate on such other page or other service which displays an average London Interbank Offered Rate for deposits for the applicable interest period or (z) if the rates in clauses (ii)(x) and (ii)(y) are not available, the First Lien Administrative Agent’s or the Second Lien Administrative Agent’s, as the case may be, offered quotation rate to first class banks in the London interbank market for the applicable interest period, in each case as adjusted for applicable reserve requirements.

Default Interest:	Upon the occurrence and during the continuance of any payment or bankruptcy event of default, interest on amounts not paid when due will accrue at a rate of 2.0% per annum plus the rate otherwise applicable to such amounts and will be payable on demand (the “Default Interest Rate”).

Interest Payments:	Quarterly and on the maturity date thereof for loans bearing interest based upon the Base Rate; except as set forth below, on the last day of the applicable interest periods (which will be one, two, three and six months or, if available to the Lenders, twelve months) for loans bearing interest based upon the reserve adjusted Eurodollar Rate (and at the end of every three months, in the case of interest periods longer than three months); and upon each mandatory and voluntary prepayment on the principal amount prepaid, in each case payable in arrears and computed on the basis of a 360-day year with respect to loans bearing interest based upon the reserve adjusted Eurodollar Rate and a 365/366-day year with respect to loans bearing interest based upon clause (x) of the definition of Base Rate.

Funding Protection and Taxes:	Customary for transactions of this type, including breakage, gross-up for tax withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions, including those arising under the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, in each case, regardless of the date enacted, adopted or issued.

Commitment Fees:	Commitment fees equal to 0.50% per annum times the daily average undrawn portion of the Revolving Facility (reduced by the face amount of Letters of Credit issued and outstanding) will accrue from the Acquisition Closing Date and will be payable quarterly in arrears and on the maturity date thereof. Swing Line Loans will, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility.

Exhibit A-9

Closing Fees:	Closing fees (the “Closing Fees”) to each Lender party to the Loan Documents on the Closing Date, in an amount equal to (x) 1.00% of the aggregate principal amount of such Lender’s loans under the First Lien Term Facility, (y) 2.00% of the aggregate principal amount of such Lender’s loans under the Second Lien Facility and (z) 1.00% of the stated principal amount of such Lender’s commitments under the Revolving Facility (which will include the face amount of any issued but undrawn Letter of Credit), payable to such Lender out of the proceeds of its loans under the Term Facilities as and when funded on the Closing Date; provided that if the Escrow Funding Date occurs, the Closing Fees referred to in clause (z) shall be payable upon the Escrow Release Date. At the discretion of the Arrangers, such closing fees with respect to the Term Facilities may be structured as original issue discount.

Letter of Credit Fees:	A fee per annum equal to (i) the applicable margin then in effect for loans bearing interest at the reserve adjusted Eurodollar Rate made under the Revolving Facility, times (ii) the average daily maximum aggregate amount available to be drawn under all Letters of Credit, will be payable quarterly and at the maturity date thereof in arrears to the Lenders under the Revolving Facility. In addition, a fronting fee, to be mutually agreed upon between the issuer of each Letter of Credit and the Borrower, will be payable to such issuer, as well as certain customary fees assessed thereby.

Voluntary Prepayments:	The Facilities may be prepaid in whole or in part without premium or penalty (subject to the “First Lien Prepayment Premium” and “Second Lien Prepayment Premium” below) upon 1 business day’s (or, in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate, 3 business days’) prior written notice, subject to reimbursement of the Lenders’ breakage costs in the case of a prepayment of loans bearing interest based upon the reserve adjusted Eurodollar Rate prior to the last day of the applicable interest period. Voluntary prepayments of the First Lien Term Facility will be applied to scheduled amortization payments and the payment at final maturity as directed by the Borrower and may not be reborrowed.

Mandatory Prepayments:	The Borrower will make the following mandatory prepayments of the Term Facilities (subject, in the case of clauses 1 and 2 below, to certain basket amounts to be negotiated in the Loan Documents):

Exhibit A-10

1. Asset Sales: Prepayments in an amount equal to 100.0% of the net cash proceeds of the sale or other disposition of any property or assets of any of the Companies or any of their respective subsidiaries (including the sale by any of the Companies of any equity interests in any of its subsidiaries and the issuance by any such subsidiary of any equity interests), other than net cash proceeds of sales or other dispositions of inventory and certain other assets to be agreed in the ordinary course of business and net cash proceeds that are reinvested in other long-term assets useful in the business of the Companies or any of their respective subsidiaries within 365 days of such sale or disposition.

2. Insurance/Condemnation Proceeds: Prepayments in an amount equal to 100.0% of the net cash proceeds of insurance or condemnation proceeds paid on account of any loss of any property or assets of any of the Companies or any of their respective subsidiaries payable no later than the business day following the date of receipt, other than net cash proceeds that are reinvested in other long-term assets useful in the business of the Borrower or any of its subsidiaries (or used to replace damaged or destroyed assets) within 365 days of receipt of such net cash proceeds.

3. Incurrence of Indebtedness: Prepayments in an amount equal to 100.0% of the net cash proceeds received by any of the Companies or any of their respective subsidiaries from the incurrence of indebtedness not permitted by the Loan Documents.

4. Excess Cash Flow: Prepayments in an amount equal to 50% (subject to reductions to 25% and 0% upon achievement of, in the case of the First Lien Term Facility, first lien leverage ratios to be agreed and, in the case of the Second Lien Facility, Total Leverage Ratios to be agreed) of “Excess Cash Flow” (to be defined in the Loan Documents) of the Companies and their respective subsidiaries.

5. Acquisitions: Prepayments, which shall not be permitted to be funded with borrowings under the Revolving Facility, in an amount equal to: (w) $15.0 million if the ICH Acquisition is abandoned or terminated on or after the Closing Date, (x) $31.0 million if the Hatteras Acquisition is abandoned or terminated on or after the Closing Date and (y) $34.0 million if the Summit Acquisition is abandoned or terminated on or after the Closing Date; provided that, in the case of this clause 5, if the Escrow Funding Date occurs, then (A) if the Acquisition Closing Date occurs, such prepayments shall be made concurrently with the occurrence of the Acquisition Closing Date and (B) if the Acquisition Closing Date does not occur, such prepayments shall not be required to be made.

Exhibit A-11

All mandatory prepayments will be applied without penalty or premium (except for breakage costs, if any), first, to the First Lien Term Facility (and applied to the next eight scheduled amortization payments and thereafter pro rata to the remaining scheduled amortization payments and the payment at final maturity); second, to the Second Lien Facility. For the avoidance of doubt, no premium will apply to the mandatory prepayment set forth in clause 5 above.

The First Lien Loan Documents will provide customary provisions pursuant to which any Lender may elect not to accept any mandatory prepayment described in clauses 1, 2 or 4 above, with such amount to be applied toward prepayment of the Second Lien Facility. The Second Lien Loan Documents will provide customary provisions pursuant to which any Lender may elect not to accept any mandatory prepayment described in clause 1, 2 or 4 or the immediately preceding sentence, with such amount to be retained by the Borrower.

With respect to mandatory prepayments referred to in clauses 1, 2 and 4 above, solely as it relates to the portion of such net cash proceeds or Excess Cash Flow generated by foreign subsidiaries, so long as (x) the applicable local law will not permit repatriation of such net cash proceeds or Excess Cash Flow to the United States or (y) material adverse tax cost consequences to the Companies would result from such repatriation, such net cash proceeds or Excess Cash Flow of such foreign subsidiaries so affected shall not be required to be included in the mandatory prepayments referred to in such clauses 1, 2 and 4.

First Lien Prepayment Premium:	If prior to the first anniversary of the Closing Date, (x) there shall occur any amendment, amendment and restatement or other modification of First Lien Term Facility that has the effect of reducing the All-In Yield thereof, (y) all or any portion of the First Lien Term Facility is voluntarily prepaid or mandatorily prepaid with the net cash proceeds of issuances, offerings or placement of term loans, or refinanced substantially concurrently with the incurrence of, or conversion of the loans thereunder into, new term loans that have an All-In Yield lower than the All-In Yield in effect for the loans so prepaid or (z) a Lender must assign its loans under the First Lien Term Facility as a result of its failure to consent to an amendment, amendment and restatement or other modification of the First Lien Term Facility that would have the effect of reducing the All-In Yield then in effect for the loans under the Term Facility (any of clause (x), (y) or (z), a “Repricing Transaction”), then in each case the Borrower shall pay a 1.00% premium on the aggregate principal amount of the First Lien Term Facility so subject to such Repricing Transaction (other than any Repricing Transaction made in connection with a change of control (other than a change of control due to a delisting event)).

Exhibit A-12

Second Lien Prepayment Premium:	Any mandatory prepayment of the Second Lien Facility due to an incurrence of indebtedness and any voluntary prepayment of the Second Lien Facility shall be accompanied with a premium equal to (a) on or after the Closing Date but prior to the first anniversary of the Closing Date, a make whole premium which will be comprised of the premium payable on the first anniversary of the Closing Date, for such prepayments of the Second Lien Facility plus all interest payable through such first anniversary, in each case discounted at a “T+50” discount rate, (b) on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, 3% of the principal prepaid, (c) on or after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, 2% of the principal prepaid and (d) on or after the third anniversary of the Closing Date, but prior to the fourth anniversary of the Closing Date, 1% of the principal prepaid. No such premium shall apply to such prepayments of the Second Lien Facility on and following the fourth anniversary of the Closing Date. Notwithstanding the foregoing, without derogation of the obligation to pay the Break Premiums, the premiums on the Second Lien Facility so referred to in this paragraph shall not be payable on any prepayment of the Second Lien Facility on the Escrow Break Date.

Collateral:	The obligations of the Borrower and the Guarantors under the Facilities, each Guarantee and any Hedging/Cash Management Arrangements with a Lender Counterparty will be secured by (a) in the case of the First Lien Facility, perfected first priority security interests and (b) in the case of the Second Lien Facilities, perfected second priority security interests, in each case in substantially all tangible and intangible assets, including without limitation substantially all personal and real property of the Borrower and the Guarantors, subject to limitations and exceptions to be mutually agreed upon. In addition, the Facilities will be secured by (a) in the case of the First Lien Facilities, perfected first priority security interests and (b) in the case of the Second Lien Facilities, perfected second priority security interests, in each case in all intercompany debt and in 100.0% of the capital stock of each of the Companies that is held by Borrower or a Guarantor and each subsidiary of any of the Companies which pledge, in the case of any foreign subsidiary or CFC Holdco, will be limited to 100.0% of the non-voting stock (if any) and 65.0% of the voting stock of such foreign subsidiary or CFC Holdco, as the case may be.

Exhibit A-13

Notwithstanding the foregoing, the collateral for the Facilities shall not include (a) a pledge of any equity interests of (i) any Immaterial Subsidiary, (ii) any subsidiary the pledge of which would be prohibited by applicable law or (iii) any non-wholly owned partnerships or joint ventures and non-wholly owned subsidiaries, in each case which cannot be pledged without the consent of one or more unaffiliated third parties or are not permitted by the terms of such person’s organizational or joint venture documents, (b) all leasehold real property interests, (c) all fee-owned real property interests with a fair market value, on a per property basis (as determined by the Borrower in good faith) in an amount to be agreed, (d) margin stock, (e) any property and assets the pledge of which would require governmental consent, approval, license or authorization which has not been obtained, (f) any governmental licenses or state or local franchises, charters and authorizations which are not permitted to be pledged under applicable law after giving effect to the anti-assignment provisions of the UCC and other applicable law, (g) any “intent-to-use” trademark applications or “intent-to-use” service mark applications, (h) (A) payroll, healthcare and other employee wage and benefit accounts, (B) withholding tax accounts, including, without limitation, sales tax accounts, (C) escrow and permitted defeasance and redemption accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account, (i) any assets owned by a foreign subsidiary of the Companies, (j) any motor vehicles and other assets subject to certificate of title, (k) letter of credit rights to the extent a lien thereon cannot be perfected by the filing of a UCC financing statement in the relevant jurisdiction, (l) any commercial tort claim with a value of less than an amount to be mutually agreed, (m) a pledge of any assets where such pledge is prohibited by applicable law or regulation, or would cause the Borrower and the Guarantors to be in violation of applicable laws or regulation and (n) other exceptions to be agreed.

All security arrangements will be perfected on the Closing Date, subject to the limitations set forth in Section 2 of the Commitment Letter. Notwithstanding the foregoing, the parties agree that neither the Borrower nor the Guarantors will be required to (a) perfect security interests in chattel paper (other than by the filing of a UCC financing statement) or commercial tort claims with a value (in the case of commercial tort claims) less than an amount to be agreed; (b) obtain any landlord, warehouseman or bailee waivers or collateral access agreements; (c) take any action in non-U.S. jurisdictions to create and/or perfect any security interest in such assets (and there shall be no security agreements or pledge agreements governed by the laws of any such non-U.S. jurisdiction); and (d) take such other actions with respect to collateral as to which the Administrative Agents and the Borrower reasonably agree that the costs of taking such actions are excessive in relation to the benefit to the Lenders of the security to be afforded thereby. The Borrower’s and the Guarantors’ obligations to cause control agreements to become effective over deposit and securities accounts will be subject to certain individual and aggregate thresholds on the amounts contained in such accounts to be agreed. It is understood that, if the Escrow Funding Date occurs, except as contemplated by clause (c) of the definition of Escrow Requirements, no security arrangements shall be required to be perfected until the Acquisition Closing Date, subject to the limitations set forth in Section 2 of the Commitment Letter.

Exhibit A-14

The relative rights of the First Lien Facilities and the Second Lien Facility in such all of such foregoing collateral shall be set forth in an intercreditor agreement that is in form and substance satisfactory to the Arrangers and the Borrower (the “Intercreditor Agreement”).

Representations and
Warranties:	The Loan Documents will only contain the representations and warranties set forth below: organization, requisite power and authority, qualification; equity interests and ownership; due authorization; execution, delivery and enforceability; no conflict; governmental consents; binding obligation; historical financial statements; projections; no material adverse change (after the Acquisition Closing Date); certain fees; adverse proceedings, etc.; payment of taxes; properties; environmental matters; no defaults; material contracts; governmental regulation; margin stock and status under Investment Company Act; employee and labor matters; solvency; related documents; compliance with statutes, etc.; disclosure; senior indebtedness; Patriot Act; OFAC; FCPA; intellectual property; security documents; use of proceeds; insurance; broker-dealer and investment advisory subsidiaries; creation, validity, perfection and priority of security interests; and, on the Acquisition Closing Date, the Target Representations, and on the Acquisition Closing Date after giving pro forma effect to the consummation of the Transactions and, to the extent consummated on or prior to the Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition and any acquisition of Target 1 and Target 2, the Borrower and the Guarantors shall not fail to have at least $10.0 million of unrestricted cash and cash equivalents on hand.

The representations and warranties will be required to be made in connection with each extension of credit (including the extension of credit on the Acquisition Closing Date), except that the failure of any representation or warranty (other than the Specified Representations and the Target Representations) to be true and correct on the Acquisition Closing Date will not constitute the failure of a condition precedent to funding, but will instead constitute a default which, with respect to any representation or warranty by or with respect to the Target or the target in any Pending Acquisition, may be cured within 30 days after the Acquisition Closing Date and which will not, in and of itself, constitute the failure of a condition precedent to funding; provided, that reasonable steps are being taken to remedy such default within such period; provided, further, that after the Acquisition Closing Date and during the continuance of such default, amounts available under the Revolving Facility may not be borrowed and Letters of Credit may not be issued or amended.

Exhibit A-15

Covenants:	The Loan Documents will contain the affirmative, negative and financial covenants set forth below, applicable to the Companies and their respective subsidiaries (which covenants will not apply to the Companies and their subsidiaries until the Acquisition Closing Date), subject, in certain cases, to materiality thresholds, baskets and other exceptions and qualifications to be agreed (provided that in the event the Escrow Funding Date occurs, the covenants applicable in the period from and including the Escrow Funding Date until the Acquisition Closing Date shall only apply to Funding Corp and shall not include any financial covenants or financial reporting requirements of Funding Corp and not allow or require the Funding Corp to engage in any activities or have any assets or liabilities other than those required in connection with its obligations under the Facilities and the Escrow Documents or those incidental to its existence ):

Affirmative covenants: financial statements , reports and audit reports and opinions, budgets, MD&A, FOCUS reports and other reports required by regulatory supervising organizations or governmental authorities and other reports; a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Companies as of and for the period ending December 31, 2013 and December 31, 2014, in each case, to the extent required to be filed by the Borrower in its public filings and in each case, prepared after giving effect to any Pending Acquisition consummated at least 30 days prior to such date, as if the Pending Acquisitions consummated during such period had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income); existence; payment of material taxes and material claims; maintenance of properties; insurance; books and records, inspections; lenders’ meetings; compliance with contractual obligations and laws; OFAC; environmental; subsidiaries; additional guarantees and collateral; further assurances; commercially reasonable efforts to maintain ratings (but not any specific rating); registration status with respect to broker-dealer subsidiaries and investment adviser subsidiaries; liquidity; and regulatory matters with regard to broker dealer subsidiaries and investment adviser subsidiaries (including compliance with rules and regulations of the SEC and FINRA, maintenance of licenses, memberships and registrations, delivery of financial statements and reports and copies of notices and correspondence.

Exhibit A-16

Negative covenants: indebtedness; liens; no further negative pledges; restricted junior payments (but which covenant will permit (i) customary tax distributions to any parent holding company of the Borrower and (ii) restricted payments to the equity holders of the Borrower constituting retained earnings generated prior to the Acquisition Closing Date, in the case of each of clauses (i) and (ii) on terms and in amounts to be agreed) and prepayments and certain modifications of certain debt (which will, for the avoidance of doubt, include with respect to any Facility, prepayment or modification of any unsecured debt (subject to exceptions to be agreed) or debt that has a lien on any collateral that is junior to the lien of such Facility in such collateral); restrictions on subsidiary distributions; investments; fundamental changes, disposition of assets, acquisitions; transactions with affiliates; lines of business; changes to fiscal year; amendments and waivers and terminations with respect to management agreement; provided that (so long as no event of default shall have occurred and be continuing) each Pending Acquisition shall, on or following the Closing Date, be permitted to be consummated in accordance with the applicable Pending Acquisition Agreement, so long as no amendment, modification, waiver or consent with respect to any term thereof or any condition to the Borrower’s obligation to consummate the applicable Pending Acquisition thereunder shall be made or granted (other than any such amendment, waiver, modification that is not materially adverse to the interests of the Lenders); provided further that other permitted acquisitions shall be allowed following the Acquisition Closing Date so long as (i) no event of default shall have occurred and be continuing or would result therefrom, (ii) the acquired entity or assets shall either become a wholly owned restricted subsidiary that is a broker dealer under applicable law or such person shall become a Guarantor upon such acquisition or such assets shall be acquired by the Borrower or a Guarantor and (iii) the pro forma Total Leverage Ratio shall not be greater than a level to be agreed. Certain of the dollar-based baskets in the Second Lien Loan Documents will be less onerous to the Companies and their respective subsidiaries than those in the First Lien Loan Documents by a setback to be agreed.

Exhibit A-17

The Loan Documents will contain a provision for the availability of an amount (the “Available Amount”), which will equal to the amount of Excess Cash Flow that is not required to be applied to the repayment of the Loans (which retained Excess Cash Flow shall begin to accrue at the same date that Excess Cash Flow begins to accrue for purposes of the mandatory prepayment set forth under paragraph 4 of “Mandatory Prepayments”) plus other amounts to be agreed for purposes of (i) making investments and acquisitions in amounts in excess of the baskets (if any) otherwise provided therefor in the Loan Documents and (ii) making restricted junior payments (including prepaying unsecured and junior lien indebtedness); provided that (A) the Total Leverage Ratio would not exceed (x) with respect to restricted junior payments to any of the Companies or an affiliate of any of the Companies, 0.25x less than the Total Leverage Ratio as of the Acquisition Closing Date after giving effect to the Transactions and, to the extent consummated on or prior to the Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition and any acquisition of Target 1 and Target 2 and (y) with respect to restricted junior payments that is not to a Company or an affiliate of any of the Companies, the Total Leverage Ratio as of the Acquisition Closing Date after giving effect to the Transactions and, to the extent consummated on or prior to the Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition and any acquisition of Target 1 and Target 2, in each case, after giving pro forma effect thereto and (B) no event of default may be continuing. In no event may the Available Amount be used prior to the Acquisition Closing Date.

Financial covenants:

(a) Maximum Total Leverage Ratio (to be set at a non-cumulative cushion that is not more than 30% to the EBITDA levels in the latest Borrower model provided to the Commitment Parties prior to the date of the Commitment Letter);

(b) Minimum Fixed Charge Coverage Ratio (to be defined as (A) (x) EBITDA minus (y) (i) income taxes paid or payable in cash during such period, (ii) capital expenditures not funded by indebtedness and (iii) management fees to (B) (x) interest expense plus (y) dividends plus (z) scheduled principal and earn-out payments);

(c) Minimum Regulatory Net Capital (to be defined as the amount of total capital as calculated pursuant to the rules and regulations of, and reported to, the applicable regulatory supervising organization as adjusted pursuant to the rules and regulations of such regulatory supervising organization) at Broker Dealer Subsidiaries (which will be set at no less than 125% of the Early Warning Threshold (to be defined as set forth under the rules of the Exchange Act of 1934, as amended, pursuant to which a broker-dealer is required to give an "early warning" notice of capital related problems to the Securities and Exchange Commission).

The financial covenant levels for the financial covenants in clauses (a) and (b) above applicable to the Second Lien Facility will be less onerous for the Companies and their respective subsidiaries than those applicable to the First Lien Facilities by a factor to be agreed.

Exhibit A-18

The financial covenants in clauses (a) and (b) above will be tested quarterly and the financial covenant in clause (c) above will be tested at all times.

For purposes of determining compliance with the financial covenants referred to in (a) and (b) above, any common equity contribution made to the Borrower from a person or persons other than a Company or subsidiary thereof after the end of a fiscal quarter and on or prior to the day that is ten business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of EBITDA for the purposes of determining compliance with such financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of EBITDA, a “Specified Equity Contribution”) provided, that (a) in each four consecutive fiscal quarter period, there shall be no more than one fiscal quarter in which a Specified Equity Contribution is made, (b) during the term of the Facilities no more than a total of four Specified Equity Contributions shall be made, (c) the amount of any Specified Equity Contributions for which EBITDA credit shall be given under the First Lien Facilities with respect to any such financial covenant shall be no greater than the amount required to cause the Borrower to be in compliance with such financial covenant under the First Lien Facilities and the amount of any Specified Equity Contributions for which EBITDA credit shall be given under the Second Lien Facility with respect to any such financial covenant shall be no greater than the amount required to cause the Borrower to be in compliance with such financial covenant under the Second Lien Facility, (d) all Specified Equity Contributions shall be disregarded all other purposes under the Credit Documentation, including the pricing grid and any covenant “baskets” or negative covenant or Incremental Facility “tests” and (e) there shall be no pro forma reduction in indebtedness or increase in cash with the proceeds of any Specified Equity Contribution for determining compliance with the financial covenants or such “tests”.

Events of Default:	The Facilities will include the following events of default: failure to make payments when due; cross-default and cross-acceleration; breach of certain covenants; breach of representations, etc.; other defaults under Loan Documents; involuntary bankruptcy; voluntary bankruptcy; judgments and attachments; dissolution; ERISA events; change of control (which shall be defined in a manner to be agreed but shall include any event that constitutes a change of control with respect to any securities issued as part of the Equity/Debt Contribution or as Permitted Securities); impairment of security interest; failure of guaranties, security documents and other Loan Documents; and failure of subordinated debt to remain subordinated. Any default under the negative covenants or financial covenants applicable to the First Lien Facilities shall not result in a default under the Second Lien Facility unless such default shall continue (and not be cured) for a number of days to be agreed.

Exhibit A-19

Conditions Precedent to Funding on
Acquisition Closing Date:	The several obligation of each Lender to make, or cause an affiliate to make, loans under the Facilities on the Acquisition Closing Date will be subject only to (i) the conditions set forth or referred to in Section 2 of the Commitment Letter (including those specified in Exhibit B thereto) and (ii) the accuracy of representations and warranties subject, in the case of clause (ii), to the limitations set forth in Section 2 of the Commitment Letter.

Conditions to All Borrowings
following the Acquisition Closing Date:	The several obligation of each Lender to make or cause an affiliate to make any Loans under the Facilities following the Acquisition Closing Date will be subject to conditions relating to (i) prior written notice of borrowing, (ii) the accuracy of representations and warranties and (iii) the absence of any default or event of default. For the avoidance of doubt, no use of the Revolving Credit Facility or the Incremental Facilities shall be made until after the Acquisition Closing Date.

Assignments and Participations:	The Lenders may assign all of their loans and commitments under the Facilities, or a part of their loans and commitments in an amount of not less than minimum amounts to be agreed, to one or more assignees which are acceptable to (x) the applicable Administrative Agent and, unless (i) any payment or bankruptcy event of default is continuing, (ii) such assignment is to a Lender, an affiliate of a Lender or an approved fund with respect to a Lender or (iii) such assignment is during the primary syndication of the loans and commitments, the Borrower; provided, that any such assignee shall be deemed acceptable to the Borrower if the Borrower does not otherwise reject such assignee within 5 business days of the date on which approval is requested and (y) in the case of assignments with respect to the Revolving Facility, the Issuing Bank and the Swing Line Lender, each such consent not to be unreasonably withheld or delayed.

Exhibit A-20

Amendments and
Required Lenders:	No amendment, modification, termination or waiver of any provision of the First Lien Loan Documents will be effective without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the First Lien Facilities or of the Second Lien Loan Documents without the written approval of Lenders holding more than 50.0% of the aggregate amount of the funded and unfunded commitments under the Second Lien Facility (such amount under the First Lien Facilities or the Second Lien Facility, as the case may be, collectively, the “Required Lenders”), and in each case, the acknowledgment of the relevant Administrative Agent, except that: (x) the consent of each Lender adversely affected thereby will be required with respect to, among other things, matters relating to interest rates (other than waiver of Default Interest), fees, premiums, maturity, amortization, pro rata payment and sharing provisions, releases of all or substantially all of the value of the guarantees or all or substantially all of the collateral and the definition of Required Lenders and (y) the voting rights of Defaulting Lenders will be subject to certain limitations to be agreed.

Indemnity and Expenses:	The Facilities will provide customary and appropriate provisions relating to indemnity and related matters in a form acceptable to the Arrangers. The Borrower will also pay (i) reasonable out-of-pocket expenses of the Arrangers and the Agents associated with the syndication of the Facilities and the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of one main firm of counsel, local counsel in each relevant jurisdiction and specialty counsel in each relevant specialty area) and the charges of electronic loan administration platforms) and (ii) all out-of-pocket expenses of the Arrangers, the Agents and the Lenders (including the reasonable fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents or in any bankruptcy case or insolvency proceeding.

Governing Law and Jurisdiction:	The Facilities will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the County and State of New York (except to the extent the Collateral Agent requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

Counsel to the Arrangers and
the Administrative Agents:	Cahill Gordon & Reindel llp.

Exhibit A-21

Exhibit B

1.	Concurrent Transactions: The Merger shall have been consummated or will be consummated concurrently with the initial funding under the Facilities (in the case that the Closing Date is on the Acquisition Closing Date) or the Escrow Release Date (in the case the Acquisition Closing Date is on the Escrow Release Date) in each case in accordance with the Merger Agreement; provided that no amendment, modification, waiver or consent with respect to any term thereof or any condition to the Borrower’s obligation to consummate the Merger thereunder (other than any such amendment, modification, waiver or consent that is not materially adverse to the interests of the Lenders or Commitment Parties) shall be made or granted, as the case may be, without the prior written consent of the Commitment Parties (it being understood that (i) to the extent the Closing Date occurs on the Acquisition Closing Date, any price decrease of the Merger of less than 10% shall not, in and of itself, be deemed to be materially adverse to the interests of the Lenders and Commitment Parties to the extent such reduction is applied to reduce the commitments in respect of the First Lien Term Loan Facility, the Second Lien Facility (except to the extent the Second Lien Facility has been replaced by Permitted Securities in accordance with Section 3 of the Commitment Letter) and the Equity/Debt Contribution, on a pro rata basis, (ii) any increase in purchase price shall not be materially adverse to the interests of the Lenders and Commitment Parties to the extent such increase is funded by an increase in the Equity/Debt Contribution (other than an increase in any portion of the Equity/Debt Contribution referred to in clause (y) of the definition thereof) and (iii) any change to the definition of Company Material Adverse Effect shall be deemed materially adverse to the interests of the Lenders). The Equity/Debt Contribution shall have been made. Other than (A) under the Term Facilities, (B) the Equity/Debt Contribution, (C) the Permitted Securities, (D) debt listed on Schedule 1 hereto and (E) for certain limited indebtedness to be agreed by the Arrangers, none of the Companies nor any of their respective subsidiaries would have any indebtedness or preferred stock as of the Acquisition Closing Date outstanding after giving pro forma effect to the Transactions and, to the extent consummated on or prior to the Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition and any acquisition of Target 1 and Target 2. Customary pay off letters and lien release documentation with respect to the Refinancing shall have been delivered to the Administrative Agents.

2.	Financial Statements. The Arrangers shall have received (i) unqualified audited financial statements of the Borrower for each of the fiscal years ending December 31, 2011 and December 31, 2012 and, to the extent such fiscal year ends more than 90 days prior to the Closing Date, December 31, 2013, (ii) unqualified audited financial statements of the Target for each of the three fiscal years ending more than 90 days prior to the Closing Date, (iii) unaudited financial statements for any quarterly interim period or periods of each of the Borrower and the Target ending more than 45 days prior to the Closing Date, together with unaudited financial statements for the corresponding period of the prior year and (iv) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Companies as of and for the four-quarter period ending on the last day of the most recently completed four-fiscal quarter period ending at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

Exhibit B-1

3.	Marketing Period. The Arrangers shall have been afforded a period of at least 20 consecutive business days following the delivery of the Confidential Information Memorandum to the Arrangers to seek to syndicate the Facilities; provided that (a) for purposes of this paragraph neither July 3, 2014 nor July 4, 2014 shall be considered a business day and (b) if such period has not ended on or prior to August 15, 2014, it shall not be deemed to commence prior to September 2, 2014.

4.	Definitive Documents; Customary Closing Documents. The definitive loan documents relating to the Facilities, including without limitation the Intercreditor Agreement, a credit agreement, guarantee and security agreement for the First Lien Facilities (collectively, the “First Lien Loan Documents”) and a separate credit agreement, guarantee and security agreement for the Second Lien Facility (collectively, the “Second Lien Loan Documents” and together with the First Lien Loan Documents and the Intercreditor Agreement, the “Loan Documents”) shall have been prepared based upon and consistent with the terms set forth in this Commitment Letter and shall have been executed and delivered by the Borrower, the Guarantors, the applicable Administrative Agent, the applicable Collateral Agent and the Lenders party thereto, to the extent not previously executed and delivered on the Escrow Funding Date. The following other conditions shall have been satisfied with respect to the First Lien Facilities and the Second Lien Facility (and, if applicable, the Borrower Escrow Release): (i) the delivery by the Borrower and the Guarantors to the applicable Administrative Agent of customary officer’s and secretary’s certificates, legal opinions and corporate records and documents from public officials; (ii) delivery of evidence of authority of the Borrower and the Guarantors to the applicable Administrative Agent; (iii) grant and perfection of liens on the collateral to secure the Facilities, subject to the limitations set forth in Section 2 of the Commitment Letter; (iv) payment by the Borrower and the Guarantors of fees and expenses owing the Commitment Parties and the Lenders pursuant to the Commitment Letter or the Fee Letter (to the extent invoiced at least 3 business days prior to the Closing Date or the Escrow Release Date); (v) use of commercially reasonable efforts to deliver insurance certificates and endorsements of the Borrower and the Guarantors to the applicable Administrative Agent; (vi) the delivery of a consolidated solvency certificate from the chief financial officer of the Borrower in the form of Exhibit C; and (vii) each Lender shall have received at least 5 days prior to the Closing Date (to the extent requested no later than 10 days prior to the Closing Date) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

5.	Management Agreement. The management agreement (as amended by the first amendment thereto) between Borrower and RCS Management shall be in full force and effect as certified by a responsible officer of the Borrower and shall not have been amended to increase any of the fees payable to the manager thereunder.

6.	Delayed Closing. In the event the Closing Date shall occur following August 16, 2014 as set forth in the first paragraph under “Termination; Acceptance” in the Commitment Letter, the RCS Companies shall have satisfied all requirements in Section 3 of the Commitment Letter.

Exhibit B-2

7.	Other Acquisitions. None of the Companies or their respective subsidiaries shall make or agree to make any material acquisition from and after the date of the Commitment Letter through and including the Acquisition Closing Date (other than (i) the Merger pursuant to the Merger Agreement, (ii) any Pending Acquisition pursuant to the relevant Pending Acquisition Agreement and (iii) so long as any such issuance or offering of any such common stock would not have resulted in a change of control under any Facility if such issuance or offering occurred on or after the Acquisition Closing Date, if the Borrower raises at least $200.0 million from an offering of its common stock following the date of the Commitment Letter in order to fund such acquisition, the acquisition of an entity identified in a letter dated the date hereof to the Arrangers as Scholastic (the “Scholastic Acquisition”) pursuant to an acquisition agreement in form and substance, and at a purchase price, in each case reasonably satisfactory to the Commitment Parties); provided, further, that so long as any such issuance or offering of any such common stock would not have resulted in a change of control under any Facility if such issuance or offering occurred on or after the Acquisition Closing Date, the RCS Companies may (A) enter into agreements to make (but may not consummate, close or otherwise effectuate) acquisitions in the same line of business as the RCS Companies and (B) RCS Companies may enter into and consummate the acquisition of one or both of the entities previously identified to the Commitment Parties as “Target 1” (“Target 1”) and “Target 2” (“Target 2”) in a letter dated the date hereof (so long as in the case of this clause (B), the Commitment Parties have completed due diligence on Target 1 and Target 2 and are reasonably satisfied with the results of such due diligence) in respect of which (i) the consideration therefor is common stock of the Borrower or RCAP Holdings that does not constitute a portion of the Equity/Debt Contribution or any Permitted Securities contemplated by Section 3 of the Commitment Letter or (ii) in respect of which the Borrower shall have agreed with the Commitment Parties in writing in a document in form and substance reasonably satisfactory to the Commitment Parties, prior to entry into such agreement for such acquisition, to solely fund any consideration for such acquisition with the proceeds of common stock of the Borrower or RCAP Holdings that does not constitute part of the Equity/Debt Contribution or any Permitted Securities contemplated by Section 3 of the Commitment Letter, and in such event compliance with such agreement with the Commitment Parties by the Borrower and/or RCAP Holdings shall constitute a condition to the availability of the Facilities on the Closing Date and Acquisition Closing Date and an ongoing negative covenant under the Facilities (or, in the case of immediately preceding clause (B), the consideration therefor is the proceeds of common stock of the Borrower or RCAP Holdings that does not constitute part of the Equity/Debt Contribution or any Permitted Securities contemplated by Section 3 of the Commitment Letter).

8.	Escrow Requirements. If funding of the Facilities into escrow is requested by the Arrangers after the Initial Drop Dead Date, the Escrow Requirements and the Escrow Funding Date Conditions shall not have failed to have been satisfied on the proposed Escrow Funding Date due to any act or omission on the part of the Borrower or any of its affiliates.

Exhibit B-3

Exhibit C

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

The undersigned hereby certifies, in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of Borrower, and not personally, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions [and, to the extent consummated on or prior to the Closing Date/Acquisition Closing Date, any Pending Acquisition, the Scholastic Acquisition and any acquisition of Target 1 and Target 2,]1 including the making of the loans under the Facilities on the date hereof, and after giving effect to the application of the proceeds of such loans:

a.	The fair value of the assets of the Companies and their respective subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Companies and their respective subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Companies and their respective subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Companies and their respective subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

The undersigned is familiar with the business and financial position of the Companies and their respective subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Companies and their respective subsidiaries after consummation of the Transactions contemplated by the Commitment Letter [and, to the extent consummated on or prior to the Closing Date, any Pending Acquisition and the Scholastic Acquisition and any acquisition of Target 1 and Target 2].2

[Signature Page Follows]

1 Bracketed language does not apply on the Escrow Funding Date.

2 Bracketed language does not apply on the Escrow Funding Date

Exhibit C-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of each of the Companies, on behalf of each of the Companies, and not individually, as of the date first stated above.

[RCS CAPITAL CORPORATION][3]

By
Name:
Title:

3 Funding Corp if delivered on the Escrow Funding Date

Exhibit C-2

Exhibit D

SUMMARY OF TERMS FOR

INVESTMENT IN COMMON EQUITY OF

RCS CAPITAL CORPORATION

The following is a summary of terms and conditions for the proposed issuance of common stock by RCS Capital Corporation to certain affiliates of Luxor Capital Group LP.

Issuer:	RCS Capital Corporation (the “Issuer”) (NYSE:RCAP)
Investment:

Investor agrees to purchase, in a private placement on a one-time basis, either: (a) if the Issuer raises $150 million or more (gross proceeds) in a Well-Marketed, Underwritten Public Offering of the Issuer’s common stock (the “New Stock”) prior to September 30, 2014, $50 million of New Stock (which, together with the gross proceeds of the Well-Marketed, Underwritten Public Offering and the Member Investment (defined below) will equal at least $210 million in proceeds to the Issuer) or (b) if the Issuer raises less than $150 million (gross proceeds) in a Well-Marketed, Underwritten Public Offering, an amount of New Stock equal to one-third of the gross proceeds to the Issuer. “Well-Marketed, Underwritten Public Offering” means a broadly marketed, SEC registered, public offering, pursuant to a firm commitment underwriting led by one or more nationally recognized investment banks. For the avoidance of doubt, Investor will acquire the New Stock on the later to occur of the closing of the Well-Marketed, Underwritten Public Offering or the Closing Date (defined below).

Purchase Price:	The same per share purchase price offered to the public as set forth in the Well-Marketed, Underwritten Public Offering
Investor:	Certain affiliates of Luxor Capital Group LP (the “Investor”) who are accredited investors
Registration Rights:

Investor acknowledges that it will be issued the New Stock in a private placement. The Issuer agrees that within forty-five (45) days following the date of issuance of the New Stock (the “Closing Date”), it will file with the SEC a continuously effective resale Registration Statement (subject to customary blackout periods) for the New Stock. In addition, the Issuer shall use its reasonable best efforts to have the Registration Statement declared effective at the earlier of (i) one hundred-twenty (120) days from the Closing Date or (ii) five (5) days after receiving a no-review status from the SEC.

Conditions Precedent:

The current Members of RCAP Holdings, LLC will acquire at least $10 million of New Stock at the same time as Investor (the “Member Investment”).

The consummation of a Well-Marketed, Underwritten Public Offering.

Exhibit D-1

Exhibit E

SUMMARY OF TERMS FOR

CONVERTIBLE PREFERRED EQUITY OF

RCS CAPITAL CORPORATION

The following is a summary of terms and conditions for the issuance of convertible preferred equity by RCS Capital Corporation to certain affiliates of Luxor Capital Group LP

Issuer:	RCS Capital Corporation (the “Issuer”) (NYSE:RCAP)
Issue:	Convertible Preferred Securities (the “Convertible Preferred Securities”)
Net Proceeds:	$240 million
Investor:	Certain affiliates of Luxor Capital Group LP (the “Investor”) who are accredited investors
Purchase Price:	88.89% of the Liquidation Preference per share
Rank:

Senior to all other equity of the Issuer other than preferred stock which is issued on parity with the Convertible Preferred Securities that is issued in accordance with the terms of the Convertible Preferred Securities. The Convertible Preferred Securities will be subordinate to and junior in right of payment to the prior payment of all indebtedness of the Issuer (whether outstanding on the date of the incurrence of the Convertible Preferred Securities or thereafter created, incurred or assumed).

Dividends:

The Convertible Preferred Securities shall be entitled to a dividend, payable in cash, at an annual rate of seven percent (7.00%) on the Liquidation Preference. The dividends shall be cumulative and, to the extent legally declared, dividends shall be paid monthly, in arrears. To the extent a monthly dividend is not paid in cash on a dividend payment date, such dividend shall cumulate at a rate of 8.00% per annum on the Liquidation Preference rather than the 7.00% per annum stated rate. In addition, beginning 24 months after the Closing Date, if the Issuer is more than 18 months in arrears on the payment of dividends and such arrearages are not the result of any prohibition on the payment of dividends under restricted junior payments provisions (taking into account any materiality thresholds, baskets and other exceptions and qualifications) of the Senior Facility (as defined in the Commitment Letter to which this term sheet forms a part (the “Commitment Letter”)) or any senior indebtedness of the Issuer refinancing the Senior Facility or the payment thereof is otherwise prohibited by law, the Investor shall be entitled to appoint an additional director (who need not be independent) to the Issuer’s Board of Directors, which director’s term shall end upon the Issuer becoming current with respect to dividends. Notwithstanding the foregoing, the right to appoint such an additional director shall terminate if any holder of Convertible Preferred Securities exercises a put of any Convertible Preferred Securities to the Existing Member (as defined in the Fee Letter).

The Convertible Preferred Securities shall participate on an as converted basis in dividends, if any, in excess of seven percent (7.00%) per annum over the then-current Fixed Conversion Price.

Exhibit E-1

For the avoidance of doubt, the Issuer shall not be obligated to pay in cash any dividends on the Convertible Preferred Securities to the extent restricted by the Senior Facility, but such dividends shall continue to accrue (at the 8.00% rate).

Conversion:

Beginning immediately following their issuance, (the “Conversion Date”), the Convertible Preferred Securities shall be convertible and/or exchangeable into Issuer common stock as follows:

The Investor shall have the unilateral right to require the Issuer to convert some or all of the Convertible Preferred Securities and the Issuer shall then, subject to the FINRA share cap and the applicable limitations set forth in the NYSE Listed Company Manual, if any, convert the number of shares so selected by the Investor into shares of the Issuer’s common stock obtained by dividing the aggregate Liquidation Preference of the Convertible Preferred Securities by the Conversion Price;

provided, however, with respect to a conversion of the Convertible Preferred Securities in no event shall the Investor be obligated to accept Issuer’s common stock resulting in the ownership by the Investor of more than 9.9% of the Issuer’s common stock outstanding at such time of conversion (for purposes of Section 16 under the Exchange Act).

The Convertible Preferred Securities shall not be otherwise redeemable.

For purposes hereof:

“Liquidation Preference” on a per share basis will equal the one-day VWAP of the Issuer’s Class A common stock on the trading day immediately prior to the announcement of Project Clifford.

“Fixed Conversion Price” on a per share basis shall initially equal 110% of the initial Liquidation Preference, as may be adjusted from time to time.

“Conversion Price” on a per share basis, means the lowest of (i) a 2% discount to VWAP of the Issuer’s common stock for the ten (10) trading days prior to date of Investor’s election to convert, (ii) a 2% discount to closing price of the Issuer’s common stock on the date of Investor’s election to convert, and (iii) subject to the Anti-dilution and Price Protection, the Fixed Conversion Price.

Mandatory Conversion:	If at any time after the first 24 months after the Closing Date, (i) both the 1-day VWAP and the daily closing price of the Issuer’s common stock for the thirty (30) consecutive trading days prior exceeds 2.5x the Fixed Conversion Price and (ii) at least $10 million of the Issuer’s common stock is traded each day for a period of thirty (30) consecutive trading days (excluding any half trading days), then, at the option of the Issuer, the Investor shall be required to convert the Convertible Preferred Securities into shares of Issuer’s Class A common stock; provided, however, that in no event shall the Investor be obligated to accept Issuer’s common stock resulting in the ownership by the Investor of more than 9.9% of the Issuer’s common stock outstanding at such time of conversion (for purposes of Section 16 under the Exchange Act).

Exhibit E-2

Anti-dilution and Price Protection:

The Conversion Price shall be subject to adjustment pursuant to customary anti-dilution provisions. In addition, if in connection with the first Well-Marketed, Underwritten Public Offering of Common Stock after the date of the Commitment Letter related to this Convertible Preferred Securities Term Sheet (as defined in the Commitment Letter), the common stock is sold to the public at a price lower than the then current Fixed Conversion Price, the Fixed Conversion Price shall be adjusted to equal to 110% of such price (and, for the avoidance of doubt, shall remain subject to additional adjustments).

Dividends:

While the Convertible Preferred Securities are outstanding, if (a) the consolidated leverage ratio is greater than 3.0x LTM Adjusted EBITDA or (b) the consolidated fixed charge coverage ratio (including preferred equity) is greater than 2.0x, no dividends will be declared or paid on any class of Issuer equity securities (other than the Convertible Preferred Securities).

“LTM Adjusted EBITDA” means net income, plus interest expense, plus tax expense, plus depreciation and amortization expense, plus employee share-based compensation expense, plus acquisition and integration related expenses and plus equity issuance and related offering costs.

Registration Rights

The Issuer agrees that within forty-five (45) days following the date of issuance of the Convertible Preferred Securities (the “Closing Date”), it will file with the SEC a continuously effective resale Registration Statement (subject to customary blackout periods) for the Convertible Preferred Securities and all shares of common stock issuable underlying the Convertible Preferred Securities. In addition, the Issuer shall use its reasonable best efforts to have the Registration Statement declared effective at the earlier of (i) one hundred-twenty (120) days from the Closing Date or (ii) five (5) days after receiving a no-review status from the SEC.

Covenants:

Customary negative covenants (made by the Issuer and each Restricted Subsidiary) materially consistent with a typical “shareholders agreement” for a “controlled entity” and not more restrictive to the Issuer than the negative covenants in the Second Lien Facility (or, if never entered into, a typical second lien facility), reasonably acceptable to the Investor, and specifically including:

•     incurrence of indebtedness or guarantees above 4.0x LTM Adjusted EBITDA;

•     issuances of any senior equity securities and issuances of any parity shares that are not perpetual or that are equity linked;

•     any change to the size of the Issuer’s Board of Directors;

•     amending organizational documents; and

•     transactions with affiliates outside of the ordinary course of business.

Exhibit E-3

Board Seats:

For so long as it owns at least $25 million (face amount) of Convertible Preferred Securities, the Investor shall be entitled to appoint one (1) independent director to the Issuer’s Board of Directors, and, subject to the receipt of a customary non-disclosure agreement, one (1) Board observer), provided, however, this obligation will be deemed satisfied to the extent such appointments are made in accordance with the Commitment Letter. Any person to be appointed as the independent director of Investor shall meet the definition of “independent director” set forth in the rules and regulations of the NYSE for companies listed on the NYSE and applicable regulations promulgated by the SEC, and (ii) satisfy the reasonable criteria set forth in the Board charter. Notwithstanding the above, for so long as it owns at least $25 million (face amount) of Convertible Preferred Securities, if there is a Bankruptcy Event or an acceleration of the outstanding obligations of the Issuer under the Senior Facilities, the Investor shall be entitled to appoint one (1) additional director to the Issuer’s Board of Directors, which director’s term shall end upon the Issuer curing such acceleration.

“Bankruptcy Event” means either:

(a)          the Issuer, pursuant to or within the meaning of Bankruptcy Law: (i) commences a voluntary case; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a custodian of it or for all or substantially all of its property; (iv) makes a general assignment for the benefit of its creditors; or (v) generally is not paying its debts as they become due; or

(b)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law, which remains unstayed and in effect for 60 consecutive days, that: (i) is for relief against the Issuer in an involuntary case; (ii) appoints a custodian of the Issuer or for all or substantially all of the property of the Issuer; or (iii) orders the liquidation of the Issuer.

“Bankruptcy Law” means Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors.

For the avoidance of doubt, when taken together with all the other rights to appoint directors to the Board of Directors of the Issuer, the holders of the Convertible Preferred Securities shall not be entitled to appoint a number of directors equal to 50% or more of the total number of seats on the Board.

Tax Matters:	Notwithstanding anything to the contrary contained herein, the Issuer agrees that it shall cooperate in good faith with the Investor and its tax counsel to structure (including any necessary restructuring or amendment of) the terms of the Convertible Preferred Securities as necessary and/or advisable, to minimize the tax risks to the Investor, provided, however, no such restructuring shall adversely impact the economics of the Convertible Preferred Securities to the Issuer or otherwise modify the Convertible Preferred Securities in a manner inconsistent with the terms and conditions of the Senior Facilities Term Sheet. For the avoidance of doubt, such restructuring shall not be a condition precedent to the funding of the Investment on the Closing Date.

Exhibit E-4

Exhibit F

Exhibit F-1

Exhibit G

SUMMARY OF TERMS FOR

CONVERTIBLE NOTES OF

RCS CAPITAL CORPORATION

The following is a summary of terms and conditions for the issuance of convertible notes by RCS Capital Corporation to certain affiliates of Luxor Capital Group LP.

Issuer:	RCS Capital Corporation (the “Issuer”) (NYSE:RCAP)
Issue:	Convertible Notes (the “Convertible Notes”)
Net proceeds:	$80 million
Investor:	Certain affiliates of Luxor Capital Group, LP (the “Investor”) who are accredited investors
Maturity:	7.5 years (presumed to be six months beyond last bank debt maturity) (the “Maturity Date”). The Convertible Notes shall not be callable.
Par Value:	One thousand dollars ($1,000)
Purchase Price	$666.67 per $1,000 Par Value
Interest:	Five percent (5%) per annum on the Par Value, payable in cash on a quarterly basis, in arrears (the “Interest”)
Rank/Security/ Guarantee/Subordination:

The Convertible Notes will be senior unsecured obligations of the Issuer; provided, however, that the Convertible Notes will be expressly subordinated to the Senior Facility (as defined in that certain Commitment Letter (the “Commitment Letter”) and any refinancing thereof. To the extent that any indebtedness of the Issuer (other than the Senior Facility or any senior indebtedness of the Issuer refinancing the Senior Facility) is guaranteed by any of the Issuer’s existing and future domestic subsidiaries, the Investor will receive the same guarantees on a pari passu basis, unless such guarantees are prohibited by the Senior Facility (in which case, such guarantees shall not be provided to any other such indebtedness).

Exhibit G-1

Conversion by Investor:

At the Investor’s option, and subject to FINRA share cap and the approval of the Company’s stockholders to the extent required by the NYSE Listed Company Manual, if any, and to the extent permitted by the Senior Facility, all or any portion of the then outstanding Convertible Notes may be converted into a number of shares of Issuer common stock at the Conversion Price. The Conversion Price shall initially be 115% of the one-day VWAP of the Issuer’s Class A common stock on the trading day immediately prior to the announcement of Project Clifford (the “Conversion Price”).

Anti-Dilution:

The Conversion Price shall be subject to adjustment pursuant to customary anti-dilution provisions. In addition, if in connection with the first Well-Marketed, Underwritten Public Offering of Common Stock after the date of the Commitment Letter related to this Convertible Notes Term Sheet (as defined in the Commitment Letter), the common stock is sold to the public at a price lower than the one-day VWAP of the Issuer’s common stock on the trading day immediately prior to the announcement of Project Clifford, the Conversion Price shall be adjusted to equal 115% of the price at which the Issuer’s common stock is sold to the public in the Well-Marketed, Underwritten Public Offering (and, for the avoidance of doubt, shall remain subject to additional adjustments). A “Well-Marketed, Underwritten Public Offering” means a broadly marketed, SEC registered public offering, pursuant to a firm commitment underwriting led by one or more nationally recognized investment banks.

Registration Rights:

The Issuer agrees that within forty-five (45) days following the date of issuance of the Convertible Notes (the “Closing Date”), it will file with the SEC a continuously effective resale Registration Statement (subject to customary blackout periods) for the Convertible Notes and all shares of common stock issuable underlying the Convertible Notes. In addition, the Issuer shall use its reasonable best efforts to have the Registration Statement declared effective at the earlier of (i) one hundred-twenty (120) days from the Closing Date or (ii) five (5) days after receiving a no-review status from the SEC.

Covenants:

Customary negative covenants (made by the Issuer and each guarantor) materially consistent with a typical high yield covenant package and the negative covenants in the Senior Facility, reasonably acceptable to the Investor.

Events of Default:	Customary events of default materially consistent with the Senior Facility (but including defaults under the Senior Facility), reasonably acceptable to the Investor.
Certain Remedies:

In the event that: (i) the Convertible Notes are not converted and become due (whether at maturity, upon an event of default or otherwise) or (ii) there is a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Issuer, or a sale of all or substantially all of the Issuer’s assets or business, the Investor will be entitled to the sum of the principal amount and accrued and unpaid Interest earned on the Convertible Notes (together, the “Investment Return”), prior and in preference to any payments made to equity holders of the Issuer.

Exhibit G-2

Investor Put:

None, except at the option of the Investor, for all or part of its Convertible Notes, in the event of:

•    a Delisting Event (as defined below); or

•    a Qualifying Change of Control (as defined below) of the Issuer,

in each case in exchange for the Investment Return (subject to rights of record holders to receive interest for any interest payment date on or prior to the put date).

Delisting Event:

A Delisting Event shall be deemed to have occurred if the common stock of the Issuer is no longer listed and trading on a national securities exchange registered under the Exchange Act of 1934, as amended (the “Exchange Act”).

Change of Control:

A “Change of Control” will be deemed to have occurred if any of the following occurs:

(a) any “person” or “group” (other than current holders of Class B Common Stock or their affiliates) is or becomes the “beneficial owner,” directly or indirectly, of shares of the Issuer’s common stock, voting or otherwise, representing 50% or more of the total voting power or economic interests of all outstanding classes of the Issuer’s common stock, voting or otherwise; or (b) the Issuer consolidates with, or merges with or into, another person or the Issuer sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the Issuer’s assets, or any person consolidates with, or merges with or into, the Issuer, in any such event other than pursuant to a transaction in which the persons that “beneficially owned,” directly or indirectly, the shares of the Issuer’s common stock, voting or otherwise, immediately prior to such transaction “beneficially own,” directly or indirectly, shares of the Issuer’s voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving or transferee person (or any parent thereof) immediately after giving effect to such transaction (all such terms having the meanings ascribed thereto in publicly-traded convertible securities of corporate issuers in the U.S. securities markets).

“Qualifying Change of Control” means any Change of Control other than any merger, consolidation, assignment, conveyance, sale, transfer, lease or other disposition constituting a Change of Control in which at least 90% of the consideration paid for the Issuer’s common shares, excluding cash payments for fractional shares and cash payments made pursuant to dissenters’ appraisal rights, consists of shares of common stock listed and trading on a national securities exchange registered under the Exchange Act, or which will be so listed and admitted immediately following such transaction and, as a result of such transaction, the Convertible Notes will become convertible into such shares of such common stock.

Exhibit G-3

Prepayment:

Without the consent of the Investor, the Issuer may not repay any portion of the Convertible Notes, other than accrued Interest, prior to the Maturity Date. With the consent of the Investor, the Issuer may pay the Investment Return in whole or in part at any time without premium or penalty upon 10 days’ written notice, to the extent permitted by the Senior Facility. Any partial prepayments shall be applied to the Investment Return related to the principal amount being prepaid.

Tax Matters:

Notwithstanding anything to the contrary contained herein, the Issuer agrees that it shall cooperate in good faith with the Investor and its tax counsel to structure the terms of the Convertible Notes and the Investor’s other economic and legal arrangements with respect to the Issuer in manner designed to enable any interest paid to any affiliate of the Investor treated as a non-U.S. person for U.S. federal income tax purposes to qualify for the “portfolio interest” exemption under section 871(h) or 881(c) of the Internal Revenue Code of 1986, as amended; provided, however, no such restructuring shall adversely impact the economics of the Convertible Notes to the Issuer or otherwise modify the Convertible Notes in a manner inconsistent with the terms and conditions of the Senior Facilities Term Sheet. For the avoidance of doubt, such restructuring shall not be a condition precedent to the funding of the Investment on the Closing Date.

Amendment, Modification, Waiver:	The Convertible Notes may not be amended or modified, and no agreement, covenant, condition or provision therein may be waived, without the consent of the holders of the majority of the par value of the Convertible Notes and no amendments of “sacred rights” except with the consent of each noteholder affected thereby.

Exhibit G-4